Filed Pursuant to Rule 424(b)(5)

File No. 333-132497-01

A filing fee of $7,675, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To prospectus dated June 22, 2006)

$250,000,000

Series A Enhanced Junior Subordinated Notes due 2067

Puget Sound Energy, Inc. is offering $250,000,000 principal amount of Series A Enhanced Junior Subordinated Notes (the “Junior Subordinated Notes”), which will bear interest at 6.974% per year up to, but not including, December 1, 2017. During this period, we will pay interest on the Junior Subordinated Notes semiannually in arrears on June 1 and December 1 of each year, beginning December 1, 2007. Beginning December 1, 2017, up to, but not including, the maturity date, the Junior Subordinated Notes will bear interest at the Three-Month LIBOR Rate plus 253 basis points (2.53%), reset quarterly, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning March 1, 2018. The Junior Subordinated Notes will mature on June 1, 2067.

We may defer interest payments on the Junior Subordinated Notes on one or more occasions for up to ten consecutive years as described in this prospectus supplement. Deferred interest payments will accumulate additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Notes, to the extent permitted by applicable law.

We may redeem the Junior Subordinated Notes in whole or in part, on one or more occasions, on or after June 1, 2017, at 100% of their principal amounts, plus accrued and unpaid interest. Prior to June 1, 2017, we may redeem the Junior Subordinated Notes (1) in whole, but not in part, if certain changes occur in tax laws or if certain changes occur in the equity credit criteria used by rating agencies for securities such as the Junior Subordinated Notes, or (2) in whole or in part, in each case at the applicable redemption price described in this prospectus supplement, plus accrued and unpaid interest. Our ability to redeem, purchase or defease the Junior Subordinated Notes before June 1, 2047 is subject to restrictions in the indenture under which the Junior Subordinated Notes will be issued which require that during the 180 days prior to the date of redemption we have received a specified amount of proceeds from the sale, either by us or our parent company, Puget Energy, Inc, of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at that time.

We will not apply to list the Junior Subordinated Notes on any national securities exchange or to include them in any automated quotation system.

Investing in the Junior Subordinated Notes involves risks. For a description of these risks, see “ Risk Factors” beginning on page S-8.

	Public Offering Price (1)	Underwriting Discount	Proceeds to Puget Sound Energy Before Expenses
Per Junior Subordinated Note	100%	1.50%	98.50%

Total	$250,000,000	$3,750,000	$246,250,000

(1)	Plus accrued interest from June 4, 2007, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Junior Subordinated Notes will be ready for delivery in book-entry-only form through The Depository Trust Company on or about June 4, 2007.

Joint Book-Running Managers

          Sole Structuring Advisor

LEHMAN BROTHERS	JPMORGAN	MORGAN STANLEY

Co-Managers

BNY CAPITAL MARKETS, INC.	CITI	UBS INVESTMENT BANK	WACHOVIA SECURITIES

The date of this prospectus supplement is May 30, 2007.

-i-

PUGET SOUND ENERGY, INC.

Puget Sound Energy, Inc. (Puget Sound Energy) is a public utility incorporated in the State of Washington engaged in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas. We are the principal subsidiary of Puget Energy, Inc. (“Puget Energy”), an energy services holding company that owns all of our common stock.

We are the largest electric and gas utility headquartered in Washington State, serving a territory covering approximately 6,000 square miles, principally in the Puget Sound region. At March 31, 2007, Puget Sound Energy had approximately 1,043,300 electric customers, consisting of 921,800 residential, 114,800 commercial, 3,800 industrial and 2,900 other customers; and approximately 718,000 gas customers, consisting of 663,000 residential, 52,200 commercial, 2,700 industrial and 100 transportation customers. At March 31, 2007, approximately 356,000 customers purchased both electricity and gas from us.

Our executive office is located at 10885 N.E. 4th Street, Bellevue, Washington 98004-5515. Our telephone number is (425) 454-6363.

FORWARD-LOOKING INFORMATION

This prospectus supplement, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these as forward-looking and provide meaningful cautionary language identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative of such terms or other comparable terminology. Forward-looking statements provide our current expectations or forecasts of future events.

Any or all of our forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein, and in any other public statements we make may turn out to be wrong. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially. Some important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

•

governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission and the Washington Utilities and Transportation Commission, with respect to allowed rates of return, cost recovery, financings, industry and rate structures, transmission and generation business structures within Puget Sound Energy, acquisition and disposal of assets and facilities, operation, maintenance and construction of electric generating facilities, operation of distribution and transmission facilities (gas and electric), licensing of hydroelectric operations and gas storage facilities, recovery of other capital investments, recovery of power and gas costs, recovery of regulatory assets, and present or prospective wholesale and retail competition;

•

financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways and also adversely affect the availability of and access to capital and credit markets and/or impact delivery of energy to us from our suppliers;

•	commodity price risks associated with procuring natural gas and power in wholesale markets that impact customer loads;

•

wholesale market disruption, which may result in a deterioration of market liquidity, increase the risk of counterparty default, affect the regulatory and legislative process in unpredictable ways, negatively affect wholesale energy prices and/or impede our ability to manage our energy portfolio risks and procure energy supply, affect the availability and access to capital and credit markets and/or impact delivery of energy to us from our suppliers;

•	the effect of wholesale market structures (including, but not limited to, regional market designs or transmission organizations) or other federal initiatives;

•	the failure of our electric or gas distribution system, which may impact our ability to deliver energy supply to our customers;

•

weather, which can have a potentially serious impact on our revenues, our ability to procure adequate supplies of gas, fuel or purchased power to serve our customers, and the cost of procuring such supplies;

•	variable hydroelectric conditions, which can impact streamflow and our ability to generate electricity from hydroelectric facilities;

•	plant outages, which can have an adverse impact on our expenses with respect to repair costs, added costs to replace energy or higher costs associated with dispatching a more expensive resource;

•	the ability of a gas or electric plant to operate as intended;

•	the ability to renew contracts for electric and gas supply and the price of renewal;

•	blackouts or large curtailments of transmission systems, whether Puget Sound Energy’s or others’, which can affect our ability to deliver load to its customers;

•	the ability to restart generation following a regional transmission disruption;

•	the failure of the interstate gas pipeline delivering to our system, which may impact our ability to adequately deliver gas supply to our customers;

•

the amount of collection, if any, of our receivables from the California Independent System Operator (CAISO) and other parties, and the amount of refunds found to be due from us to the CAISO or other parties;

•	industrial, commercial and residential growth and demographic patterns in our service territories;

•	general economic conditions in the Pacific Northwest, which might impact customer consumption or affect our accounts receivable;

•	the loss of significant customers or changes in the business of significant customers, which may result in changes in demand for our services;

•	the impact of acts of God, terrorism, flu pandemic or similar significant events;

•	the ability of us, and our parent Puget Energy, to access the capital markets to support requirements for working capital, construction costs and the repayment of maturing debt;

•	capital market conditions, including changes in the availability of capital or interest rate fluctuations;

•	changes in our and our parent Puget Energy’s credit ratings, which may have an adverse impact on the availability and cost of capital for us or Puget Energy;

•	legal and regulatory proceedings;

•	the ability to recover changes in enacted federal, state or local tax laws through revenue in a timely manner;

•

changes in, adoption of and compliance with laws and regulations, including environmental and endangered species laws, regulations, decisions and policies concerning the environment, natural resources, and fish and wildlife (including the Endangered Species Act);

•	employee workforce factors, including strikes, work stoppages, availability of qualified employees or the loss of a key executive;

•	the ability to obtain adequate insurance coverage and the cost of such insurance;

•

the impacts of natural disasters such as earthquakes, hurricanes, wind storms, floods, fires or landslides, which can cause temporary supply disruptions and/or price spikes in the cost of fuel and raw materials;

•	the ability to maintain effective internal control over financial reporting; and

•	the ability to maintain customers and employees.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

THE OFFERING

The Junior Subordinated Notes

We are offering $250,000,000 aggregate principal amount of the Junior Subordinated Notes. The Junior Subordinated Notes will mature on June 1, 2067.

The Junior Subordinated Notes will be issued under our Indenture dated as of May 18, 2001 (the “Base Indenture”) between us and The Bank of New York Trust Company, N.A. (as successor to Bank One Trust Company, N.A.), as Trustee (the “Trustee”), as supplemented by a Second Supplemental Indenture, dated as of June 1, 2007 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Subordinated Indenture”). The Junior Subordinated Notes will be represented by one or more global securities that will be deposited with a custodian for, and registered in the name of, The Depository Trust Company, New York, New York (“DTC”), or its nominee. This means that you will not receive a certificate for your Junior Subordinated Notes but, instead, will hold your interest through DTC’s system.

Interest

Fixed Rate Period.    The Junior Subordinated Notes will bear interest at 6.974% per year from the date they are issued up to, but not including, December 1, 2017 (the “Fixed Rate Period”). Subject to our right to defer interest payments described below, during the Fixed Rate Period interest is payable semiannually in arrears on June 1 and December 1 of each year, beginning December 1, 2007.

Floating Rate Period.    The Junior Subordinated Notes will bear interest from December 1, 2017 up to, but not including, the maturity date (the “Floating Rate Period”) at the Three-Month LIBOR Rate plus 253 basis points (2.53%). Subject to our right to defer interest payments as described below, during the Floating Rate Period interest is payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning March 1, 2018.

For a more complete description of interest payable on the Junior Subordinated Notes, see Specific Terms of The Junior Subordinated Notes—Interest.

Record Dates

So long as the Junior Subordinated Notes remain in book-entry-only form, the record date for each interest payment date will be the business day before the applicable interest payment date. If the Junior Subordinated Notes are not in book-entry-only form, the record date for each interest payment date will be the fifteenth calendar day (whether or not a business day) before the applicable interest payment date.

Option to Defer Interest Payments

At our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Junior Subordinated Notes and may choose to do that on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the Junior Subordinated Notes, and we may not begin a new Optional Deferral Period and may not pay current interest on the Junior Subordinated Notes until we have paid all accrued interest on the Junior Subordinated Notes from the previous Optional Deferral Period.

Any deferred interest on the Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Notes, to the extent permitted by applicable law. Once we pay all deferred interest payments on the Junior Subordinated Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Junior Subordinated Notes as described above, but not beyond the maturity date of the Junior Subordinated Notes.

We will provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 business days prior to the applicable interest payment date. The Subordinated Indenture provides that this notice will be forwarded promptly by the Trustee to each holder of record of Junior Subordinated Notes.

Dividend Stopper; Other Limitations

During any Optional Deferral Period, we will not, and our subsidiaries will not, do any of the following:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment on any of our capital stock;

•

make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any of our debt securities (including guarantees) that rank on a parity with or junior to the Junior Subordinated Notes (including debt securities of other series issued under the Subordinated Indenture); or

•	make any guarantee payments on any guarantee of debt securities if the guarantee ranks on a parity with or junior to the Junior Subordinated Notes.

The limited exceptions to this restriction are described in this prospectus supplement under the caption Specific Terms of the Junior Subordinated Notes—Certain Limitations During an Optional Deferral Period and include, among others, our ability to pay dividends or otherwise make payments to Puget Energy sufficient to permit Puget Energy to pay its operating expenses in the ordinary course of business.

Redemption

Subject to restrictions described below, we may redeem the Junior Subordinated Notes before their maturity at the redemption prices described in this prospectus supplement under the caption Specific Terms of the Junior Subordinated Notes—Redemption,—Right to Redeem at Make-Whole Amount and—Restrictions on Redemption and Defeasance:

•	in whole or in part, on one or more occasions, at any time on or after June 1, 2017, at 100% of their principal amount, plus accrued and unpaid interest;

•

in whole, but not in part, before June 1, 2017 upon the occurrence of a Tax Event or Rating Agency Event (each as defined below in this prospectus supplement), at the Tax Event or Rating Agency Event Make-Whole Amount described in this prospectus supplement, plus accrued and unpaid interest thereon, if any; or

•

in whole or in part at any time before June 1, 2017 not upon the occurrence of a Tax Event or a Rating Agency Event, at a make-whole amount described in this prospectus supplement, plus accrued and unpaid interest thereon, if any.

These circumstances are more fully described below under the caption Specific Terms of the Junior Subordinated Notes—Right to Redeem at Make-Whole Amount in this prospectus supplement.

Notwithstanding the above, under the terms of the Second Supplemental Indenture, we may not redeem, purchase or defease any of the Junior Subordinated Notes on or before June 1, 2047 unless during the 180 days prior to the date of that redemption or defeasance we have received a specified amount of proceeds from the sale, either by us or Puget Energy, of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at that time. These restrictions are more fully described under the caption Specific Terms of the Junior Subordinated Notes—Restrictions on Redemption and Defeasance in this prospectus supplement.

Replacement Capital Covenant

In addition to the restrictions on our ability to redeem, purchase or defease the Junior Subordinated Notes that are part of the Second Supplemental Indenture, at or around the time of the initial issuance of the Junior Subordinated Notes, we will enter into a Replacement Capital Covenant (as described in this prospectus supplement under the caption Certain Terms of the Replacement Capital Covenant) in which we will covenant for the benefit of holders of a designated series of our indebtedness, other than the Junior Subordinated Notes, that we will not redeem, purchase or defease the Junior Subordinated Notes on or before June 1, 2047, unless, subject to certain limitations, during the 180 days prior to the date of that redemption, purchase or defeasance we have received a specified amount of proceeds from the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at that time.

The initial series of indebtedness benefiting from the Replacement Capital Covenant is our 6.274% Senior Notes due March 15, 2037 (CUSIP No. 745332 BX3). The Replacement Capital Covenant is not intended for the benefit of holders of the Junior Subordinated Notes and may not be enforced by them, and the Replacement Capital Covenant is not a term of the Subordinated Indenture or the Junior Subordinated Notes. However, as described above under the caption Redemption, a substantially similar restriction on our ability to redeem, purchase or defease the Junior Subordinated Notes is included in the Second Supplemental Indenture and the Junior Subordinated Notes.

Ranking

Our payment obligations under the Junior Subordinated Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our current and future Senior Indebtedness, as defined in this prospectus supplement under the caption Specific Terms of the Junior Subordinated Notes—Ranking. The Junior Subordinated Notes will rank equally with our trade accounts payable, accrued liabilities arising in the ordinary course of business and indebtedness to any of our affiliates.

There are no terms in the Subordinated Indenture or the Junior Subordinated Notes that limit our ability to incur additional indebtedness, and we expect from time to time to incur additional indebtedness constituting Senior Indebtedness that will be senior to the Junior Subordinated Notes.

Our ability to issue our first mortgage bonds, and our ability to incur unsecured indebtedness, is limited by restrictions contained in our electric and gas first mortgage indentures and in our restated articles of incorporation. Under our existing first mortgage indentures, in the absence of available bond credits, first mortgage bonds generally may be issued only against 60% of unfunded property additions and only if our net earnings available for interest is at least two times the annual interest requirements on our first mortgage bonds. In addition, under our restated articles of incorporation, so long as we have certain series of preferred stock outstanding, we may not issue unsecured securities (other than short-term indebtedness) if the aggregate principal amount of our unsecured securities would exceed 15% of the sum of our secured indebtedness, our capital represented by stock, and our capital and earned surplus. These restrictions are described in more detail in this prospectus supplement under the caption Specific Terms of the Junior Subordinated Notes—Ranking.

Expected Ratings

We expect that the Junior Subordinated Notes will be rated Ba1 by Moody’s Investors Service and BB by Standard & Poor’s ratings service. Credit ratings are intended to provide banks and capital market participants with a framework for comparing the credit quality of securities and are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

U.S. Federal Income Tax Considerations

In connection with the issuance of the Junior Subordinated Notes, our counsel Perkins Coie LLP will render its opinion to us that, for U.S. federal income tax purposes, the Junior Subordinated Notes will be classified as indebtedness (although the matter is not free from doubt). This opinion is subject to certain customary conditions. See Certain U.S. Federal Income Tax Considerations on page S-34.

We agree, and by acquiring a Junior Subordinated Note, each acquiror of a Junior Subordinated Note will agree, to treat the Junior Subordinated Notes as indebtedness for all U.S. federal, state and local tax purposes.

If we elect to defer interest on the Junior Subordinated Notes, the holders of the Junior Subordinated Notes will be required to accrue income for U.S. federal income tax purposes in the amount of the accumulated interest payments on the Junior Subordinated Notes, in the form of original issue discount, even though cash interest payments are deferred and even though they may be cash-basis taxpayers.

No Listing of Junior Subordinated Notes

We do not intend to apply to list the Junior Subordinated Notes on any national securities exchange or to include them in any automated dealer quotation system.

Use of Proceeds

We intend to use the net proceeds from the sale of the Junior Subordinated Notes for general corporate purposes, including the repayment of trust preferred securities that we have called for redemption and short-term debt. See Use of Proceeds on page S-11.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of computing this ratio, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Twelve months ended,	Years ended December 31,
	March 31, 2007	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	2.29x	2.32x	2.28x	2.11x	1.99x	1.81x

Risk Factors

See Risk Factors beginning on page S-8 for a discussion of factors you should carefully consider before deciding to invest in the Junior Subordinated Notes.

RISK FACTORS

An investment in the Junior Subordinated Notes involves a number of risks. Before deciding to buy any Junior Subordinated Notes, you should carefully consider the following information, together with the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement about risks concerning an investment in the Junior Subordinated Notes.

Risks Related to Our Business

For a discussion of risks to consider respecting our business, see the risk factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and our other filings with the Securities and Exchange Commission that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Related to the Junior Subordinated Notes

We may elect to defer interest payments on the Junior Subordinated Notes at our option for one or more periods of up to 10 years each.

So long as there is no event of default under the Junior Subordinated Notes, we may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for one or more periods of up to 10 consecutive years, as described under the caption Specific Terms of the Junior Subordinated Notes—Option to Defer Interest Payments. During any such Optional Deferral Period, holders of the Junior Subordinated Notes will receive limited or no current payments on the Junior Subordinated Notes. So long as we are otherwise in compliance with our obligations, such holders will have no remedies against us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the Optional Deferral Period or at the maturity date of the Junior Subordinated Notes.

We are not permitted to pay current interest on the Junior Subordinated Notes until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, we will be prohibited from paying current interest on the Junior Subordinated Notes until we have paid all accrued and unpaid deferred interest. As a result, we may not be able to pay current interest on the Junior Subordinated Notes if we do not have available funds to pay all accrued and unpaid interest.

The Junior Subordinated Notes are effectively subordinated to substantially all of our other debt.

Our payment obligations under the Junior Subordinated Notes are unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our Senior Indebtedness, whether presently existing or from time to time hereinafter incurred, created, assumed or existing. This means that we cannot make any payments on the Junior Subordinated Notes if we default on a payment of any of our Senior Indebtedness and do not cure the default within the applicable grace period, or if the maturity of any of our Senior Indebtedness has been and remains accelerated as a result of a default. The Junior Subordinated Notes will rank on an equal basis with trade creditors, indebtedness to our affiliates and other securities that by their terms rank equally with the Junior Subordinated Notes.

Due to the subordination provisions described under the caption Specific Terms of the Junior Subordinated Notes—Ranking in this prospectus supplement, in the event we pay or distribute any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, the holders of our Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the Junior Subordinated Notes will be entitled to receive or retain any payment. Until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the Junior Subordinated Notes would be entitled but for the subordination provisions of the Subordinated Indenture will be made to holders of the Senior Indebtedness. As a result, in the event of our insolvency, creditors who are holders of our Senior Indebtedness may recover more, ratably, than the holders of the Junior Subordinated Notes.

There are no terms in the Subordinated Indenture or the Junior Subordinated Notes that limit our ability to incur additional Senior Indebtedness. We expect from time to time to incur additional indebtedness and other liabilities constituting Senior Indebtedness that will be senior to the Junior Subordinated Notes.

Our right to redeem or purchase the Junior Subordinated Notes is limited by restrictions in the Second Supplemental Indenture and a covenant that we are making in favor of certain other debtholders.

By their terms, the Junior Subordinated Notes may be redeemed by us before their maturity at the redemption prices described in this prospectus supplement under the caption Specific Terms of the Junior Subordinated Notes—Redemption and—Right to Redeem at Make-Whole Amount, as follows:

•	in whole or in part, on one or more occasions, at any time on or after June 1, 2017, at 100% of their principal amount, plus accrued and unpaid interest;

•

in whole, but not in part, before June 1, 2017 upon the occurrence of a Tax Event or Rating Agency Event (each as defined below in this prospectus supplement), at the Tax Event or Rating Agency Event Make-Whole Amount described in this prospectus supplement, plus accrued and unpaid interest thereon, if any; or

•

in whole or in part at any time before June 1, 2017 not upon the occurrence of a Tax Event or a Rating Agency Event, at a make-whole amount described in this prospectus supplement, plus accrued and unpaid interest thereon, if any.

However, under the terms of the Second Supplemental Indenture, we may not redeem or defease any of the Junior Subordinated Notes on or before June 1, 2047 unless during the 180 days prior to the date of the redemption or defeasance we have received a specified amount of proceeds from the sale, either by us or Puget Energy, of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at that time. These restrictions are more fully described under the caption Specific Terms of the Junior Subordinated Notes—Restrictions on Redemption and Defeasance in this prospectus supplement.

In addition, around the time of the initial issuance of the Junior Subordinated Notes, we are entering into a “Replacement Capital Covenant,” which is described in this prospectus supplement under the caption Certain Terms of the Replacement Capital Covenant, that will limit our right to redeem, purchase or defease the Junior Subordinated Notes. In the Replacement Capital Covenant, we covenant for the benefit of holders of a designated series of our indebtedness that ranks senior to the Junior Subordinated Notes that we will not redeem, purchase or defease the Junior Subordinated Notes on or before June 1, 2047 unless, subject to certain limitations, during the 180 days prior to the date of that redemption, purchase or defeasance we have received proceeds from the sale, either by us or Puget Energy, of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at the time of redemption, purchase or defeasance. The Replacement Capital Covenant is substantially similar to the restrictions described above that are contained in the Second Supplemental Indenture.

Our ability, or the ability of Puget Energy, to raise proceeds from the sale of securities that qualify under the restrictions in the Second Supplemental Indenture and the Replacement Capital Covenant during the 180 days prior to a proposed redemption, purchase or defeasance will depend on, among other things, market conditions at such time as well as the acceptability to prospective investors of the terms of those securities. Accordingly, there could be circumstances where we would wish to redeem, purchase or defease some or all of the Junior Subordinated Notes, including as a result of a Tax Event or Rating Agency Event, and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from the sale of securities that qualify under the restrictions in the Second Supplemental Indenture and the Replacement Capital Covenant.

You may have to pay taxes on interest before you receive cash from us.

If we defer interest payments on the Junior Subordinated Notes, you will be required to accrue interest income for U.S. federal income tax purposes in respect of your proportionate share of the accrued but unpaid interest on the Junior Subordinated Notes, even if you normally report income when received. As a result, you will be required to include the accrued interest in your gross income for U.S. federal income tax purposes prior to your receiving any cash distribution. If you sell your Junior Subordinated Notes prior to the record date for the first interest payment after an Optional Deferral Period, you will never receive the cash from us related to the accrued interest that you reported for tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the Junior Subordinated Notes.

For more information regarding the tax consequences of purchasing the Junior Subordinated Notes, see the disclosure under the caption Certain U.S. Federal Income Tax Considerations in this prospectus supplement.

The after-market price of the Junior Subordinated Notes may be discounted significantly if we defer interest payments.

If we defer interest payments on the Junior Subordinated Notes, you may be unable to sell your Junior Subordinated Notes at a price that reflects the value of deferred amounts. To the extent a trading market develops for the Junior Subordinated Notes, that market may not continue during an Optional Deferral Period, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell Junior Subordinated Notes at those times, either at a price that reflects the value of required payments under the Junior Subordinated Notes or at all.

An active after-market for the Junior Subordinated Notes may not develop.

The Junior Subordinated Notes constitute a new issue of securities with no established trading market. The Junior Subordinated Notes are not listed, and we do not plan to apply to list the Junior Subordinated Notes on any securities exchange or to include them in any automated quotation system. We cannot assure you that an active after-market for the Junior Subordinated Notes will develop or be sustained or that holders of the Junior Subordinated Notes will be able to sell their Junior Subordinated Notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the Junior Subordinated Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Junior Subordinated Notes.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the Junior Subordinated Notes in this offering, after deducting the underwriting discounts and estimated expenses payable by us, will be $245,850,000. We intend to use the net proceeds from the sale of the Junior Subordinated Notes to repay a portion of our outstanding short-term debt. As of March 31, 2007, we had approximately $486 million in outstanding short-term debt. During the quarter ended March 31, 2007, the weighted average borrowing rate of our short-term debt was 5.8%. As of May 29, 2007, we had approximately $509 million in outstanding short-term debt.

Our short-term debt balance as of May 29, 2007 excludes $37,750,000 in principal amount of our 8.231% Junior Subordinated Deferrable Interest Debentures due 2027 (the “Trust Debentures”) that we have called for redemption on June 1, 2007. The Trust Debentures are held by Puget Sound Energy Capital Trust I (the “Capital Trust”), a Delaware trust established by Puget Sound Energy. We will redeem the Trust Debentures at a redemption price of 104.116% of the principal amount of the Trust Debentures (or approximately $39.3 million), plus accrued and unpaid interest to the redemption date. The Capital Trust will use the proceeds of such redemption to redeem on June 1, 2007 all of its 37,750 outstanding shares of 8.231% Capital Securities at a redemption price of $1,041.16 per security, plus accrued and unpaid distributions to the redemption date. If we receive the net proceeds from the sale of the Junior Subordinated Notes prior to the redemption of the Trust Debentures, we intend to use a portion of such net proceeds to fund this redemption. If we do not receive the net proceeds prior to such redemption, then we will fund the redemption with additional short-term debt that we may repay with a portion of the net proceeds of this offering.

CAPITALIZATION

The table below shows our unaudited capitalization on a consolidated basis as of March 31, 2007. The “As Adjusted” column reflects our capitalization after giving effect to this offering and use of proceeds. You should read this table along with the financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. See Where You Can Find More Information on page S-40 and Use of Proceeds on page S-11.

	(unaudited) March 31, 2007
	(in millions)
	Actual	As Adjusted
Short-term debt	$485,871	$240,021
Current maturities of long-term debt	25,000	25,000
Current maturities of junior subordinated debentures payable to a subsidiary trust holding mandatorily redeemable preferred securities	37,750	37,750	(1)

Capitalization
Long-term debt (excluding current maturities)	2,608,360	2,858,360
Preferred stock subject to mandatory redemption	1,889	1,889
Common equity	2,154,254	2,154,254
Total short-term debt and capitalization	$5,313,124	$5,317,274

(1)	These securities will be redeemed on June 1, 2007. See the disclosure under the caption Use of Proceeds above.

SPECIFIC TERMS OF THE JUNIOR SUBORDINATED NOTES

Specific terms of the Junior Subordinated Notes are summarized below. This summary is not complete and should be read together with the Description of Securities in the accompanying prospectus, where provisions of the Base Indenture have been summarized. To the extent the information set forth in this prospectus supplement is inconsistent with the information in the accompanying prospectus, the information in this prospectus supplement controls.

The Base Indenture and the Second Supplemental Indenture under which the Junior Subordinated Notes will be issued were filed with, or will be incorporated by reference into, the registration statement of which this prospectus supplement and the accompanying prospectus form a part, and you should read these documents for provisions that may be important to you.

The Subordinated Indenture permits us to “reopen” this series of Junior Subordinated Notes and issue additional Junior Subordinated Notes of this series without the consent of the holders of the Junior Subordinated Notes.

The Junior Subordinated Notes will mature on June 1, 2067.

Ranking

The Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the first instance above, of all amounts due or to become due upon that Senior Indebtedness, and, in the second and third instances above, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, in each instance above, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

The definition of “Senior Indebtedness” for purposes of the Junior Subordinated Notes is different than the definition set forth in the accompanying prospectus. Senior Indebtedness means, with respect to the Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•

any of our other indebtedness or obligations with respect to derivative contracts, including but not limited to, commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories that we have assumed or guaranteed,

other than obligations ranking on a parity with the Junior Subordinated Notes or ranking junior to the Junior Subordinated Notes.

Senior Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our affiliates or indebtedness evidenced by other junior subordinated notes issued under the Subordinated Indenture.

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. As of March 31, 2007, we had approximately $3.2 billion of outstanding Senior Indebtedness that will be senior to the Junior Subordinated Notes.

There are no terms in the Subordinated Indenture or the Junior Subordinated Notes that limit our ability or the ability of our subsidiaries to incur additional indebtedness, and we expect from time to time to incur additional indebtedness constituting Senior Indebtedness that will be senior to the Junior Subordinated Notes. However, our ability to issue our first mortgage bonds, and our ability to incur unsecured indebtedness, is limited by restrictions contained in our electric and gas first mortgage indentures and in our restated articles of incorporation.

Under our electric and gas first mortgage indentures, our ability to issue first mortgage bonds is subject to the satisfaction of issuance tests specified in the mortgages. Under these mortgages, electric or gas utility mortgage bonds may be issued from time to time only against one or more of the following:

•	60% of unfunded electric or gas property additions, as applicable;

•	deposit of cash with the electric utility or gas utility mortgage trustee, as applicable; and

•	100% of unfunded electric utility or gas utility mortgage bond credits, as applicable.

The issuance of electric utility or gas utility mortgage bonds is further subject to our net earnings available for interest being at least two times the annual interest requirements on all electric utility or gas utility mortgage bonds, as applicable, and prior lien debt to be outstanding. In addition, so long as gas utility mortgage bonds issued prior to the date of this prospectus supplement are outstanding, the issuance of gas utility mortgage bonds is also subject to net earnings available for interest being at least 1.75 times the annual interest requirements on all our indebtedness to be outstanding immediately after such issuance.

Our electric utility and gas utility mortgage bonds currently secure our senior notes issued under our senior note indenture dated as of December 1, 1997. Under the senior note indenture, we may not issue any additional first mortgage bonds other than to secure senior notes. As explained in the accompanying prospectus, our senior notes will cease to be secured by the first mortgage bonds on the date that all of our first mortgage bonds issued and outstanding under our electric utility mortgage indenture and our gas utility mortgage indenture, other than first mortgage bonds securing senior notes, have been retired. As of the date of this prospectus supplement, the latest maturity date of our first mortgage bonds, other than first mortgage bonds that secure our senior notes, is December 22, 2025, relating to a series of $2 million in principal amount of 7.20% first mortgage bonds under our gas utility mortgage. Although we have no current plans to do so, we may acquire some or all of our outstanding first mortgage bonds through tender offers, privately negotiated transactions or open market purchases, in which case the release date may occur earlier than December 22, 2025. After the release date, we may cancel our first mortgages or create a new first mortgage, which may have less restrictive issuance tests than the issuance test under our existing first mortgages.

Our ability to incur unsecured indebtedness is limited by provisions in our restated articles of incorporation in favor of our outstanding preferred stock. Under these provisions, so long as any preferred stock is issued and outstanding, without first obtaining the consent of a majority of each outstanding class of preferred stock (or such greater proportion as may be required by the laws of the State of Washington), we may not issue, assume or create unsecured securities (other than unsecured indebtedness maturing by its terms in one year or less from the date of its issue) for any purpose except to refund outstanding unsecured securities, if the aggregate principal amount of our unsecured securities would exceed 15% of the sum of (1) the total principal amount of all bonds or other securities representing secured indebtedness then outstanding and (2) our capital represented by stock

(including premiums on stock) and our capital and earned surplus; provided, however, that any unsecured securities previously issued with the required consent of the holders of preferred stock shall not be considered in determining the amount of other unsecured securities which may be issued, assumed or created within the 15% limitation. At December 31, 2006, there were 40,881 shares of preferred stock outstanding, which are subject to mandatory redemption and may also be redeemed by us at specified redemption prices.

Interest

Fixed Rate Period.    The Junior Subordinated Notes will bear interest at 6.974% per year during the Fixed Rate Period. Subject to our right to defer interest payments described below, during the Fixed Rate Period interest is payable semiannually in arrears on June 1 and December 1 of each year, beginning December 1, 2007. If interest payments are deferred or otherwise not paid during the Fixed Rate Period, they will accrue and compound until paid at the annual rate of 6.974%. The amount of interest payable for any semiannual interest accrual period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Period.    The Junior Subordinated Notes will bear interest during the Floating Rate Period at the Three-Month LIBOR Rate plus 253 basis points (2.53%), reset quarterly. Subject to our right to defer interest payments as described below, during the Floating Rate Period interest is payable quarterly in arrears, beginning March 1, 2018, on March 1, June 1, September 1 and December 1 of each year (each, sometimes also referred to as a “LIBOR Rate Reset Date”). If interest payments are deferred or otherwise not paid during the Floating Rate Period, they will accrue and compound until paid at the then-applicable floating rate. The amount of distributions payable for any quarterly interest period during the Floating Rate Period will be computed by multiplying the floating rate for that quarterly interest period by a fraction, the numerator of which will be the actual number of days elapsed during that quarterly interest period (determined by including the first day of the interest period and excluding the last day), and the denominator of which will be 360, and by multiplying the result by the aggregate principal amount of the Junior Subordinated Notes.

General.    In this prospectus supplement the term “interest” includes semiannual interest payments during the Fixed Rate Period, quarterly interest payments during the Floating Rate Period, and applicable interest on interest payments accrued but not paid on the applicable interest payment date.

A business day is any day that is not a Saturday, a Sunday, a day on which banks in New York City are authorized or obligated by law or executive order to remain closed, or a day on which the Corporate Trust Office of the Trustee is closed for business.

During the Fixed Rate Period, if an interest payment date or a redemption date of the Junior Subordinated Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date or the redemption date, as applicable.

During the Floating Rate Period, if any interest payment date, other than a redemption date or the maturity date of the Junior Subordinated Notes, falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. Also, if a redemption date or the maturity date of the Junior Subordinated Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the redemption date or the maturity date, if applicable.

During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a LIBOR Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a LIBOR Business Day, except that if that day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding LIBOR Business Day.

So long as the Junior Subordinated Notes remain in book-entry-only form, the record date for each interest payment date will be the business day before the applicable interest payment date.

If the Junior Subordinated Notes are not in book-entry-only form, the record date for each interest payment date will be the fifteenth calendar day (whether or not a business day) before the applicable interest payment date.

Determining the Floating Rate.    The “Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions:

(1) On the LIBOR Interest Determination Date, the Calculation Agent or its affiliate will determine the “Three-Month LIBOR Rate,” which will be the rate for deposits in U.S. Dollars having a three-month maturity which appears on Reuters Page LIBOR 01 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2) If no rate appears on Reuters Page LIBOR 01 on the LIBOR Interest Determination Date, the Calculation Agent or its affiliate will request the principal London offices of four major reference banks in the London Interbank market to provide it with their offered quotations for deposits in U.S. Dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Interbank market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. Dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent or its affiliate for loans in U.S. Dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. Dollars in that market at that time. If the banks selected by the Calculation Agent or its affiliate are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date or, in the case of the interest period beginning on December 1, 2017, 6.974%.

Reuters Page LIBOR 01 means the display designated as “LIBOR 01” on Reuters 3000 Xtra (or such other page as may replace “Reuters Page LIBOR 01” on such service) or such other service displaying the London Interbank offered rates of major banks as may replace Reuters 3000 Xtra.

LIBOR Interest Determination Date means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.

LIBOR Business Day means any business day on which dealings in deposits in U.S. Dollars are transacted in the London Interbank market.

Calculation Agent means The Bank of New York Trust Company, N.A., or its successor appointed by us, acting as calculation agent.

Option to Defer Interest Payments

At our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Junior Subordinated Notes and may choose to do that on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the Junior Subordinated Notes, and we may not begin a new Optional Deferral Period and may not pay current interest on the Junior Subordinated Notes until we have paid all accrued interest on the Junior Subordinated Notes from the previous Optional Deferral Period.

Any deferred interest on the Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Notes, to the extent permitted by applicable law. Once we pay all deferred interest payments on the Junior Subordinated Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Junior Subordinated Notes as described above, but not beyond the maturity date of the Junior Subordinated Notes.

Notice

We will provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 business days prior to the applicable interest payment date. The Subordinated Indenture provides that this notice will be forwarded promptly by the Trustee to each holder of record of Junior Subordinated Notes.

Certain Limitations During an Optional Deferral Period

During any Optional Deferral Period, we will not, and our subsidiaries will not, do any of the following:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment on any of our capital stock;

•

make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including guarantees) that rank on a parity with or junior to the Junior Subordinated Notes (including debt securities of other series issued under the Base Indenture); or

•	make any guarantee payments on any guarantee of debt securities if the guarantee ranks on a parity with or junior to the Junior Subordinated Notes.

However, at any time, including during an Optional Deferral Period, we may:

•

pay dividends or otherwise make payments to Puget Energy in amounts sufficient to permit Puget Energy to pay its operating expenses in the ordinary course of business, provided that the proceeds of any such dividends or other payments are used by Puget Energy to pay such operating expenses and are not used by Puget Energy for the purpose of taking any action in respect of its securities that would be prohibited by the provisions described in this section if such action were taken by us;

•	pay any dividend within 60 days after the date of declaration thereof, if the date of declaration was prior to the beginning of any interest deferral period, whether optional or mandatory;

•

pay current interest in respect of debt securities that rank equally with the Junior Subordinated Notes (“parity debt securities”) having the same interest payment date as the Junior Subordinated Notes made ratably to the holders of one or more series of such parity debt securities and the Junior Subordinated Notes in proportion to the respective amounts due on such parity debt securities, on the one hand, and on the Junior Subordinated Notes, on the other hand;

•

make any payment of principal in respect of parity debt securities having the same maturity date as the Junior Subordinated Notes made ratably to the holders of one or more series of such parity debt securities and the Junior Subordinated Notes in proportion to the respective amounts due on such parity debt securities, on the one hand, and on the Junior Subordinated Notes, on the other hand;

•

make any payment in respect of guarantees that rank equally with the Junior Subordinated Notes (“parity guarantees”) made ratably to the beneficiaries of one or more of such parity guarantees and the holders of the Junior Subordinated Notes in proportion to the respective accrued and unpaid amounts due on such parity guarantees, on the one hand, and accrued and unpaid amounts on the Junior Subordinated Notes, on the other hand;

•

make payments for the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•

make payments as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of capital stock following, a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock;

•

acquire capital stock previously issued in connection with acquisitions of businesses (which acquisitions of capital stock are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

•

pay stock dividends or distributions in additional shares, warrants or rights to subscribe for or purchase shares of our capital stock where the dividend stock, or stock issuable upon exercise of such warrants or rights, is the same stock as that on which the dividend is being paid or ranks junior to such stock;

•	purchase or repurchase shares of our capital stock pursuant to a contractually binding requirement to buy stock existing prior to the beginning of any interest deferral period; or

•	at such time as our common stock is registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended:

•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or redeem or repurchase such rights; or

•	purchase our common stock for issuance pursuant to any employee or agent benefit plans or dividend reinvestment and direct stock purchase plans.

Events of Default

Events of default under the Subordinated Indenture include only the following and do not include any other events of default under the Base Indenture:

•

failure to pay when due required interest on the Junior Subordinated Notes for 30 days (subject to our right to optionally defer interest payments as described above under Option to Defer Interest Payments);

•	failure to pay when due principal on the Junior Subordinated Notes; and

•	certain events of bankruptcy or insolvency of us, whether voluntary or not.

An event of default does not include a failure to comply with covenants under the Base Indenture or the Second Supplemental Indenture. If an event of default listed above (other than certain events of bankruptcy) occurs under the Subordinated Indenture, the Trustee or the holders of 25% of the principal amount of the Junior Subordinated Notes will have the right to declare the principal amount of the Junior Subordinated Notes and any accrued interest thereon immediately due and payable. If an event of default consisting of certain events of bankruptcy occurs under the Subordinated Indenture, the principal amount of all the outstanding Junior Subordinated Notes will automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable. For more information on these events of default, see Description of Securities—Unsecured Debentures—Events of Default in the accompanying prospectus.

Agreement by Holders to Certain Tax Treatment

Each holder of the Junior Subordinated Notes will, by accepting the Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Junior Subordinated Notes constitute debt and will treat the Junior Subordinated Notes as debt for U.S. federal, state and local tax purposes.

Redemption

The Junior Subordinated Notes will mature on June 1, 2067, and may be redeemed before their maturity as follows, subject to the restrictions described below under the caption Restrictions on Redemption and Defeasance:

•	in whole or in part, on one or more occasions, at any time on or after June 1, 2017, at 100% of their principal amount, plus accrued and unpaid interest;

•

in whole, but not in part, before June 1, 2017 upon the occurrence of a Tax Event or Rating Agency Event, at the Tax Event Make-Whole Amount or Rating Agency Event Make-Whole Amount, as applicable, as described below, plus accrued and unpaid interest thereon, if any; or

•

in whole or in part at any time before June 1, 2017 not upon the occurrence of a Tax Event or a Rating Agency Event, at the Make-Whole Amount as described below, plus accrued and unpaid interest thereon, if any.

Right to Redeem at Make-Whole Amount

Before June 1, 2017, we will have the right, subject to the restrictions described below under the caption Restrictions on Redemption and Defeasance, to redeem all, but not fewer than all, of the Junior Subordinated Notes, at a redemption price equal to the Tax Event Make-Whole Amount or the Rating Agency Make-Whole Amount (each as defined below), plus accrued and unpaid interest up to, but not including, the redemption date and, in the case of a Tax Event, within 90 days after the occurrence of the Tax Event.

A Tax Event means that we have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of any amendment to, change or announced proposed change in:

•	the laws or regulations of the United States or any of its political subdivisions or taxing authorities,

•	any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations, or

•

any threatened challenge asserted in connection with an audit of us, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Notes, which challenge becomes publicly known after the initial issuance of the Junior Subordinated Notes;

which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the Junior Subordinated Notes are issued and sold, there is more than an insubstantial risk that interest payable by us on the Junior Subordinated Notes is not or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

A Rating Agency Event means a change in the methodology employed by any Rating Agency that currently publishes a rating for us in assigning equity credit to securities such as the Junior Subordinated Notes, as such methodology is in effect on the date of issuance of the Junior Subordinated Notes (the “current criteria”), which change results in (a) the length of time for which such current criteria are scheduled to be in effect being shortened with respect to the Junior Subordinated Notes, or (b) a lower or higher equity credit being assigned by such Rating Agency to the Junior Subordinated Notes as of the date of such change than the equity credit that would have been assigned to the Junior Subordinated Notes as of the date of such change by such Rating Agency pursuant to its current criteria.

Before June 1, 2017, we will also have the right, subject to the restrictions described below under the caption Restrictions on Redemption and Defeasance, to redeem all, or fewer than all, of the Junior Subordinated Notes, at a redemption price equal to the Make-Whole Amount (as defined below), plus accrued and unpaid interest up to, but not including, the redemption date.

The Make-Whole Amount, the Tax Event Make-Whole Amount and the Rating Agency Make-Whole Amount will be determined in accordance with the following provisions:

Make-Whole Amount means an amount equal to the greater of:

•	100% of the principal amount of the Junior Subordinated Notes or

•	as determined by a Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of interest on the Junior Subordinated Notes from the redemption date to

June 1, 2017 and the present value of the principal amount of the Junior Subordinated Notes assuming, solely for purposes of this calculation, a scheduled payment of such principal amount on June 1, 2017, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 35 basis points.

Tax Event Make-Whole Amount and Rating Agency Make-Whole Amount mean an amount equal to the greater of:

•	100% of the principal amount of the Junior Subordinated Notes or

•

as determined by a Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of interest on the Junior Subordinated Notes from the redemption date to June 1, 2017, and the present value of the principal amount of the Junior Subordinated Notes assuming, solely for purposes of this calculation, a scheduled payment of such principal on June 1, 2017, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

Comparable Treasury Issue means, with respect to any redemption date, the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the time period from the redemption date to June 1, 2017 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term to maturity comparable to such time period. If no U.S. Treasury security has a maturity which is within a period from three months before to three months after June 1, 2017, the two most closely corresponding U.S. Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

Comparable Treasury Price means, with respect to any redemption date, (a) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations, of up to five Reference Treasury Dealer Quotations for such redemption date, or (b) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

Primary Treasury Dealer means a primary United States government securities dealer in New York City.

Quotation Agent means one of Lehman Brothers Inc., J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated and their respective successors, as selected by us; provided, however, that if all of these firms cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer as Quotation Agent.

Reference Treasury Dealer means (a) Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, and their respective successors; provided, however, that if any of these firms shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that firm; and (b) up to two other Primary Treasury Dealers selected by us.

Reference Treasury Dealer Quotations means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Treasury Rate means (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,”

for the maturity corresponding to the time period from the redemption date to June 1, 2017 (if no maturity is within three months before or after such time period, yields for the two published maturities most closely corresponding to such time period shall be determined by the Quotation Agent, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month), or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

Restrictions on Redemption and Defeasance

Our ability to redeem, purchase or defease the Junior Subordinated Notes before June 1, 2047 is subject to restrictions in the Second Supplemental Indenture which require that during the 180 days prior to the redemption, purchase or defeasance we have received a specified amount of proceeds from the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at that time. These restrictions are in addition to the restrictions on redemption, purchase and defeasance of the Junior Subordinated Notes set forth in the Replacement Capital Covenant, which is described below under Certain Terms of the Replacement Capital Covenant in the prospectus supplement.

Under restrictions in the Second Supplemental Indenture, we may not redeem or purchase, and shall not permit our subsidiaries to purchase, all or any part of the Junior Subordinated Notes, or defease or discharge any portion of the principal amount of the Junior Subordinated Notes through the deposit of money and/or qualifying government obligations as contemplated in Article X of the Base Indenture, in each case on or before June 1, 2047, unless the redemption or purchase price, or defeasance amount, as the case may be, is equal to or less than the sum of the following amounts:

•

100% of the aggregate net cash proceeds received by us and our subsidiaries from persons other than us and our subsidiaries during the 180 days prior to the redemption, purchase or defeasance date (without double counting proceeds received in any prior 180-day period), as the case may be, from the issuance and sale by us of Mandatorily Convertible Preferred Stock, Debt Exchangeable for Equity and Replacement Capital Securities; plus

•

200% of the aggregate cash contributed to us and our subsidiaries by Puget Energy (or paid to us by Puget Energy in exchange for common stock we issue to Puget Energy) from net cash proceeds received by Puget Energy from persons other than Puget Energy and its subsidiaries during the 180 days prior to the redemption, purchase or defeasance date (without double counting proceeds received in any prior 180-day period), as the case may be, from the issuance and sale of Puget Energy’s common stock and rights to acquire Puget Energy’s common stock (including Puget Energy’s common stock and rights to acquire Puget Energy’s common stock issued pursuant to any dividend reinvestment plan, any direct stock purchase plan or any director or employee benefit plans of Puget Energy or Puget Sound Energy); plus

•

100% of the aggregate cash contributed to us and our subsidiaries by Puget Energy from net cash proceeds received by Puget Energy from persons other than Puget Energy and its subsidiaries during the 180 days prior to the redemption, purchase or defeasance date (without double counting proceeds received in any prior 180-day period), as the case may be, from the issuance and sale of Mandatorily Convertible Preferred Stock, Debt Exchangeable for Equity and Replacement Capital Securities of Puget Energy; and plus

•

200% of (A) the aggregate net cash proceeds received by us and our subsidiaries from persons other than us, Puget Energy and either of our subsidiaries during the 180 days prior to the redemption, purchase or defeasance date (without double counting proceeds received in any prior 180-day period), as the case may be, from the issuance and sale of our common stock and rights to acquire our common stock (including our common stock and rights to acquire our common stock issued pursuant to any dividend reinvestment plan, any direct stock purchase plan or any director or employee benefit plans), (B) the Market Value of any of our common stock and rights to acquire our common stock delivered by us or any of our subsidiaries as consideration for property or assets in arm’s-length transactions during the 180 days prior to the redemption, purchase or defeasance date (without double counting proceeds received in any prior 180-day period), as the case may be, and (C) the Market Value of any of our common stock that has been issued during the 180 days prior to the redemption, purchase or defeasance date (without double counting proceeds received in any prior 180-day period), as the case may be, in connection with the conversion into, or exchange for, our common stock of any convertible or exchangeable securities, other than, in the case of clause (C), securities for which we have received equity credit from any nationally recognized statistical rating organization.

If we do redeem, purchase or defease the Junior Subordinated Notes on or before June 1, 2047, we are required to deliver to the Trustee an officers’ certificate and an opinion of counsel that confirm our compliance with the restrictions described above.

The following defined terms apply to the redemption, purchase and defeasance restrictions described above:

Replacement Capital Securities means securities (other than our common stock, Puget Energy’s common stock, securities convertible into our common stock or Puget Energy’s common stock, Mandatorily Convertible Preferred Stock and Debt Exchangeable for Equity) that meet one or more of the following criteria in the determination of our Board of Directors reasonably construing the definitions and other terms of the restrictions described in this section:

•	with respect to Junior Subordinated Notes that are redeemed, purchased or defeased after the date hereof and on or before June 1, 2017:

•

securities issued by us or Puget Energy, as the case may be, that (A) (1) in the case of securities issued by us, rank pari passu with or junior to the Junior Subordinated Notes upon a liquidation, dissolution or winding up of us and (2) in the case of securities issued by Puget Energy, have a ranking in relation to other securities of Puget Energy upon a liquidation, dissolution or winding up of Puget Energy that is the same as, or more junior than, the ranking of the Junior Subordinated Notes in relation to other securities of ours upon a liquidation, dissolution or winding up of us (this ranking is referred to as a “PE Junior Ranking”), (B) have no maturity or a maturity of at least 60 years, (C) are subject to Comparable Redemption/Repurchase/Defeasance Restrictions, and (D) have an Optional Deferral Provision;

•

securities issued by us or Puget Energy, as the case may be, that (A) (1) in the case of securities issued by us, rank pari passu with or junior to the Junior Subordinated Notes upon a liquidation, dissolution or winding up of us, and (2) in the case of securities issued by Puget Energy, have a PE Junior Ranking upon a liquidation, dissolution or winding up of Puget Energy, (B) are Non-Cumulative, (C) have no maturity or a maturity of at least 60 years, and (D) have Intent-Based Replacement Disclosure;

•

securities issued by us or Puget Energy, as the case may be, that (A) (1) in the case of securities issued by us, rank pari passu with or junior to the Junior Subordinated Notes upon a liquidation, dissolution or winding up of us and (2) in the case of securities issued by Puget Energy, have a PE Junior Ranking upon a liquidation, dissolution or winding up of Puget Energy, (B) are Non-Cumulative, (C) have no maturity or a maturity of at least 40 years, and (D) are subject to Comparable Redemption/Repurchase/Defeasance Restrictions or have a Mandatory Trigger Provision, an Optional Deferral Provision and Intent-Based Replacement Disclosure;

•

securities issued by us or Puget Energy, as the case may be, that (A) (1) in the case of securities issued by us, rank junior to all of our senior and subordinated debt other than the Junior Subordinated Notes and (2) in the case of securities issued by Puget Energy, rank junior to all of the senior and subordinated debt of Puget Energy, (B) have an Optional Deferral Provision and a Mandatory Trigger Provision, and (C) have no maturity or a maturity of at least 60 years and Intent-Based Replacement Disclosure;

•

cumulative preferred stock issued by us or Puget Energy, as the case may be, that (A) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (B) (1) has no maturity or a maturity of at least 60 years and (2) is subject to Comparable Redemption/Repurchase/Defeasance Restrictions; or

•	other securities issued by us or Puget Energy, as applicable, that:

•

(1) in the case of securities issued by us, rank upon a liquidation, dissolution or winding up of us either (I) pari passu with or junior to the Junior Subordinated Notes or (II) pari passu with the claims of our trade creditors and junior to all of our long-term indebtedness for money borrowed (other than our long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on a liquidation, dissolution or winding up of us) and (2) in the case of securities issued by Puget Energy, either (I) have a PE Junior Ranking upon a liquidation, dissolution or winding up of Puget Energy or (II) rank upon a liquidation, dissolution or winding up of Puget Energy, pari passu with the claims of Puget Energy’s trade creditors and junior to all of Puget Energy’s long-term indebtedness for money borrowed (other than Puget Energy’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on a liquidation, dissolution or winding up of Puget Energy); and

•

either (1) have no maturity or a maturity of at least 40 years and have a Mandatory Trigger Provision, an Optional Deferral Provision and Intent-Based Replacement Disclosure or (2) have no maturity or a maturity of at least 25 years and are subject to Comparable Redemption/Repurchase/Defeasance Restrictions and have a Mandatory Trigger Provision and an Optional Deferral Provision; or

•	with respect to Junior Subordinated Notes that are redeemed, purchased or defeased after June 1, 2017 but prior to June 1, 2047,

•	all securities described above in this definition;

•

preferred stock issued by us or Puget Energy, as the case may be, that (A) has no maturity or a maturity of at least 60 years and (B) has an Optional Deferral Provision and Intent-Based Replacement Disclosure;

•

securities issued by us or Puget Energy, as the case may be, that (A) (1) in the case of securities issued by us, rank pari passu with or junior to the Junior Subordinated Notes upon a liquidation, dissolution or winding up of us and (2) in the case of securities issued by Puget Energy, have a PE Junior Ranking upon a liquidation, dissolution or winding up of Puget Energy, (B) either (1) have no maturity or a maturity of at least 60 years and Intent-Based Replacement Disclosure or (2) have no maturity or a maturity of at least 30 years and are subject to Comparable Redemption/Repurchase/Defeasance Restrictions, and (C) have an Optional Deferral Provision;

•

securities issued by us or Puget Energy, as the case may be, that (A) (1) in the case of securities issued by us, rank junior to all of our senior and subordinated debt other than the Junior Subordinated Notes, and (2) in the case of securities issued by Puget Energy, rank junior to all of the senior and subordinated debt of Puget Energy, (B) have a Mandatory Trigger Provision and an Optional Deferral Provision, and (C) have no maturity or a maturity of at least 30 years and Intent-Based Replacement Disclosure; or

•

preferred stock issued by us or Puget Energy, as the case may be, that (A) either (1) has no maturity or a maturity of at least 60 years and Intent-Based Replacement Disclosure or (2) has a maturity of at least 40 years and is subject to Comparable Redemption/Repurchase/Defeasance Restrictions and (B) has an Optional Deferral Provision.

Debt Exchangeable for Common Equity means a security or combination of securities (together in this definition, “securities”) that:

•

gives the holder a beneficial interest in (i) a fractional interest in a stock purchase contract for a share of common stock of the issuer that will be settled in three years or less, with the number of shares of common stock purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of such securities subject to customary anti-dilution adjustments and (ii) subordinated debt securities of the issuer that are not redeemable at the option of the issuer or the holder thereof prior to the settlement of the stock purchase contracts;

•

provides that the investors directly or indirectly grant to the issuer a security interest in such debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase common stock of the issuer pursuant to such stock purchase contracts;

•

includes a remarketing feature pursuant to which the debt securities of the issuer are remarketed to new investors commencing not later than the Distribution Date that is at least one month prior to the settlement date of the purchase contract; and

•

provides for the proceeds raised in the remarketing to be used to purchase common stock of the issuer under the stock purchase contracts and, if there has not been a successful remarketing by the settlement date of the purchase contract, provides that the stock purchase contracts will be settled by the issuer exercising its remedies as a secured party with respect to its debt securities or other collateral directly or indirectly pledged by investors in the Debt Exchangeable for Common Equity.

Debt Exchangeable for Equity means Debt Exchangeable for Common Equity or Debt Exchangeable for Preferred Equity.

Debt Exchangeable for Preferred Equity means a security or combination of securities (together in this definition, “securities”) that:

•

gives the holder a beneficial interest in (i) debt securities of the issuer that are Non-Cumulative, that are the most junior subordinated debt of the issuer (or rank pari passu with the most junior subordinated debt of the issuer) and that include a provision requiring the issuer to issue (or use commercially reasonable efforts to issue) one or more types of APM Qualifying Securities raising proceeds at least equal to the deferred Distributions on such debt securities commencing not later than the second anniversary of the commencement of such deferral period and (ii) a fractional interest in a stock purchase contract that obligates the holder to acquire a beneficial interest in Qualifying Non-Cumulative Preferred Stock;

•

provides that the investors directly or indirectly grant to the issuer a security interest in such debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase stock pursuant to such stock purchase contracts;

•

includes a remarketing feature pursuant to which such debt securities of the issuer are remarketed to new investors commencing within five years from the date of issuance of the security or earlier in the event of an early settlement event based on (i) one or more financial tests set forth in the terms of this instrument governing such Debt Exchangeable for Preferred Equity or (ii) the dissolution of the issuer of such Debt Exchangeable for Preferred Equity;

•

provides for the proceeds raised in the remarketing to be used to purchase Qualifying Non-Cumulative Preferred Stock under the stock purchase contracts and, if there has not been a successful remarketing by the first Distribution Date that is six years after the date of issuance of such debt securities of the issuer, provides that the stock purchase contracts will be settled by the issuer foreclosing on such debt securities or other collateral directly or indirectly pledged by investors in the Debt Exchangeable for Preferred Equity;

•	includes Comparable Redemption/Repurchase/Defeasance Restrictions, provided that such Comparable Redemption/Repurchase/Defeasance Restrictions will apply to such securities and to the Qualifying

Non-Cumulative Preferred Stock and will not include Debt Exchangeable for Equity as a replacement security for such securities or the Qualifying Non-Cumulative Preferred Stock; and

•	after the issuance of such Qualifying Non-Cumulative Preferred Stock, provides the holder of the security with a beneficial interest in such Qualifying Non-Cumulative Preferred Stock.

Mandatorily Convertible Preferred Stock means cumulative preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock convert into a determinable number of shares of common stock of the issuer (which may be determinable within a range) within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the cumulative preferred stock.

Market Value means, on any date, (a) in the case of our common stock, the closing sale price per share of our common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common stock is traded or quoted; if our common stock is neither listed nor quoted on any U.S. securities exchange on the relevant date, the market price will be the average of the midpoint of the bid and ask prices for our common stock on the relevant date submitted by at least three nationally recognized independent investment banking firms selected by us or for this purpose and (b) in the case of rights to acquire our common stock, value determined by a nationally recognized independent investment banking firm selected by our Board of Directors (or a duly authorized committee of our Board of Directors) for this purpose.

Comparable Redemption/Repurchase/Defeasance Restrictions means restrictions on the redemption, purchase, defeasance or discharge of the applicable securities that are substantially similar to the restrictions set forth in the Second Supplemental Indenture.

Intent-Based Replacement Disclosure means, as to any security or combination of securities issued, directly or indirectly, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such security or combination of securities were initially offered for sale or in filings with the Securities and Exchange Commission made by the issuer or an affiliate under the Securities Exchange Act of 1934, as amended, prior to or contemporaneously with the issuance of such securities, that the issuer, to the extent the securities provide the issuer with equity credit, will redeem, purchase or defease such securities, and will cause its subsidiaries to purchase such securities, only with the proceeds of replacement capital securities that have terms and provisions at the time or redemption, purchase or defeasance that are as much or more equity-like than the securities then being redeemed, purchased or defeased, raised within 180 days prior to the applicable redemption, purchase or defeasance date.

Mandatory Trigger Provision means, as to any security or combination of securities, provisions in the terms thereof or in the related transaction agreements that:

•

require, or at its option in the case of Non-Cumulative perpetual preferred stock, permit, the issuer of such security or combination of securities to make payment of Distributions on such securities only in connection with the issuance and sale of APM Qualifying Securities, within two years of a failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in an amount such that the net proceeds of such sale at least equal the amount of unpaid Distributions on such securities (including, without limitation, all deferred and accumulated amounts) and in either case require the application of the net proceeds of such sale to pay such unpaid Distributions, provided that (i) if the Mandatory Trigger Provision does not require such issuance and sale within one year of such failure, the amount of common stock or rights to acquire common stock the net proceeds of which the issuer must apply to pay such Distributions pursuant to such provision may not exceed the Common Cap, and (ii) the amount of Qualifying Non-Cumulative Preferred Stock or

Mandatorily Convertible Preferred Stock, the net proceeds of which the issuer may apply to pay such Distributions pursuant to such provision may not exceed the Preferred Cap;

•

other than in the case of Non-Cumulative preferred stock, prohibit the issuer from repurchasing, or permitting any of its subsidiaries to purchase, any APM Qualifying Securities or any securities that are pari passu with or junior to its APM Qualifying Securities, the proceeds of which were used to pay deferred Distributions since such failure before the date six months after the issuer applies the net proceeds of the sales described in the immediately preceding bullet to pay such unpaid Distributions in full;

•	other than in the case of Non-Cumulative perpetual preferred stock, include a Bankruptcy Claim Limitation Provision; and

•

if deferral of Distributions continues for more than one year (or such shorter period as may be provided for in the terms of such securities), require the issuer not to redeem or purchase, or permitting any of its Subsidiaries to purchase, any APM Qualifying Securities or any securities that rank pari passu with or junior to any APM Qualifying Securities that the issuer has issued to settle deferred Distributions in respect to that deferral period until at least one year after all deferred Distributions have been paid;

provided (and it being understood) that:

•	the issuer will not be obligated to issue (or use commercially reasonable efforts to issue) any such APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;

•

if, due to a Market Disruption Event or otherwise, the issuer is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the issuer will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the Common Cap and Preferred Cap, as applicable; and

•

if the issuer has outstanding more than one class or series of securities under which it is obligated to sell a type of any such APM Qualifying Securities and applies some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the issuer from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis up to the Common Cap and the Preferred Cap, as applicable, in proportion to the total amounts that are due on such securities.

No remedy other than Permitted Remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay Distributions because of the Mandatory Trigger Provision or as a result of the issuer’s exercise of its right under an Optional Deferral Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years.

Non-Cumulative means, with respect to any securities, that the issuer may elect not to make any number of periodic Distributions or interest payments without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more Permitted Remedies. Securities that include an Alternative Payment Mechanism shall also be deemed to be “Non-Cumulative” for all purposes of restrictions in the Second Supplemental Indenture, other than the definitions of “APM Qualifying Securities” and “Qualifying Non-Cumulative Preferred Stock,” and debt securities that include an Alternative Payment Mechanism shall be deemed to be Non-Cumulative for purposes of the definition of “Debt Exchangeable for Preferred Equity,” it being understood that such Alternative Payment Mechanism need not include the provisions described in the fourth bullet of the definition of such term below.

Optional Deferral Provision means, as to any security or combination of securities, a provision in the terms thereof or of the related transaction agreements, to the effect of either of the following:

•

(i) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event is continuing, ten years, without any remedy other than Permitted Remedies as a result of such issuer’s failure to pay Distributions and (ii) an Alternative Payment Mechanism; or

•

the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to ten years without any remedy other than Permitted Remedies as a result of such issuer’s failure to pay Distributions.

Alternative Payment Mechanism means, with respect to any securities or combination of securities, provisions in the related transaction documents requiring the issuer to issue (or use commercially reasonable efforts to issue) one or more types of APM Qualifying Securities raising eligible proceeds at least equal to the deferred Distributions on such securities and apply the proceeds to pay unpaid Distributions on such securities, commencing on the earlier of (a) the first Distribution Date after commencement of a deferral period on which the issuer pays current Distributions on such securities and (b) the fifth anniversary of the commencement of such deferral period, and that

•

define “eligible proceeds” to mean, for purposes of such Alternative Payment Mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable, and including the fair market value of property received by the issuer as consideration for such securities) that the issuer has received during the 180 days prior to the related Distribution Date from the issuance of APM Qualifying Securities, up to the Preferred Cap (as defined below) in the case of APM Qualifying Securities that are Qualifying Non-Cumulative Preferred Stock;

•

permit the issuer to pay current Distributions on any Distribution Date out of any source of funds but (I) require the issuer to pay deferred Distributions only out of eligible proceeds and (II) prohibit the issuer from paying deferred Distributions out of any source of funds other than eligible proceeds;

•

if deferral of Distributions continues for more than one year, require the issuer not to redeem or purchase, or to permit its subsidiaries to purchase, any securities of the issuer that on a bankruptcy or liquidation of the issuer rank pari passu with or junior to such securities that the issuer has issued to settle deferred Distributions in respect to that deferral period until at least one year after all deferred Distributions have been paid (referred to as a “repurchase restriction”);

•

may include a provision that, notwithstanding the Common Cap (as defined below) and the Preferred Cap, for purposes of paying deferred Distributions, limits the ability of the issuer to sell common stock, rights to purchase common stock, or Mandatorily Convertible Preferred Stock above an aggregate cap specified in the transaction documents (referred to as a “Share Cap”), subject to the issuer’s agreement to use commercially reasonable efforts to increase the Share Cap amount (A) only to the extent that it can do so and simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in common stock or (B) if the issuer cannot increase the Share Cap amount as contemplated in the preceding clause, by requesting its board of directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of the issuer’s authorized common stock for purposes of satisfying the issuer’s obligations to pay deferred Distributions;

•

permit the issuer, at its option, to provide that if the issuer is involved in a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety to any other person (referred to as a “business combination”) where immediately after the consummation of the business combination more than 50% of the voting stock of the surviving entity of the business combination, or the person to whom all or substantially all of the issuer’s assets are conveyed, transferred or leased, is owned by the shareholders of the other party to the business combination, then the first three clauses above will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination;

•	limit the obligation or right, as applicable, of the issuer to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities up to:

•

in the case of APM Qualifying Securities that are common stock or rights to purchase common stock, an amount from the issuance thereof pursuant to the Alternative Payment Mechanism (including at any point in time from all prior issuances thereof pursuant to the Alternative Payment Mechanism) with respect to deferred Distributions attributable to the first five years of any deferral period equal to 2% of the issuer’s total number of issued and outstanding shares of common stock as of the date of the then most recent publicly available consolidated financial statements of the issuer (the “Common Cap”); provided (and it being understood) that the Common Cap shall cease to apply to such deferral period by a date (as specified in the related transaction documents) that shall be not later than the ninth anniversary of the commencement of such deferral period; and

•

in the case of APM Qualifying Securities that are Qualifying Non-Cumulative Preferred Stock or Mandatorily Convertible Preferred Stock, an amount from the issuance of such Qualifying Non-Cumulative Preferred Stock and then still outstanding Mandatorily Convertible Preferred Stock pursuant to the related Alternative Payment Mechanism (including, in the case of Qualifying Non-Cumulative Preferred Stock, at any point in time from all prior issuances thereof pursuant to such Alternative Payment Mechanism) equal to 25% of the liquidation or principal amount of the securities that are the subject of the related Alternative Payment Mechanism (the “Preferred Cap”); and

•	in the case of securities other than Non-Cumulative perpetual preferred stock, include a Bankruptcy Claim Limitation Provision;

provided (and it being understood) that:

•	the issuer shall not be obligated to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;

•

if, due to a Market Disruption Event or otherwise, the issuer is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the issuer will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the Common Cap and Preferred Cap, as applicable; and

•

if the issuer has outstanding more than one class or series of securities under which it is obligated to sell a type of APM Qualifying Securities and apply some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the issuer from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis in proportion to the total amounts that are due on such securities.

APM Qualifying Securities means, with respect to an Alternative Payment Mechanism, Debt Exchangeable for Preferred Equity or any Mandatory Trigger Provision, one or more of the following (as designated in the transaction documents for the securities or combination of securities that include an Alternative Payment Mechanism, Debt Exchangeable for Preferred Equity or any Mandatory Trigger Provision):

•	common stock or rights to purchase common stock;

•	Mandatorily Convertible Preferred Stock; and

•	Qualifying Non-Cumulative Preferred Stock;

provided (and it being understood) that if the APM Qualifying Securities for any Alternative Payment Mechanism, any Debt Exchangeable for Preferred Equity or any Mandatory Trigger Provision include both common stock and rights to purchase common stock, such Alternative Payment Mechanism, Debt Exchangeable for Preferred Equity or Mandatory Trigger Provision may permit, but need not require, the issuer to issue rights to purchase common stock.

Bankruptcy Claim Limitation Provision means, with respect to any securities or combination of securities that have an Alternative Payment Mechanism or a Mandatory Trigger Provision (together in this definition, “securities”), provisions that, upon any liquidation, dissolution, winding up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities to Distributions that accumulate during (a) any deferral period, in the case of securities that have an Alternative Payment Mechanism or (b) any period in which the issuer fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in the case of securities having a Mandatory Trigger Provision, to:

•

in the case of securities having an Alternative Payment Mechanism or Mandatory Trigger Provision with respect to which the APM Qualifying Securities do not include Qualifying Non-Cumulative Preferred Stock or Mandatorily Convertible Preferred Stock, 25% of the stated or principal amount of such securities then outstanding; and

•

in the case of any other securities, the sum of (x) two years of accumulated and unpaid Distributions and (y) an amount equal to the excess, if any, of the Preferred Cap over the aggregate amount of net proceeds from the sale of Qualifying Non-Cumulative Preferred Stock that the issuer has applied to pay such Distributions pursuant to the Alternative Payment Mechanism or the Mandatory Trigger Provision, provided that such provision specifies that the holders of such securities shall be deemed to agree that in respect of the portion of the claim described in this clause (y) they will not be entitled to an amount that is greater than the amount they would have received had such claim ranked pari passu with the claims of the holders, if any, of Qualifying Non-Cumulative Preferred Stock.

Distribution Date means, as to any security or combination of securities, the dates on which periodic Distributions on such securities are scheduled to be made.

Distribution Period means, as to any security or combination of securities, each period from and including a Distribution Date for such securities to but not including the next succeeding Distribution Date for such securities.

Distributions means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not subsidiaries of the issuer.

Market Disruption Event means the occurrence or existence of any of the following events or sets of circumstances:

•

the issuer would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell APM Qualifying Securities and such consent or approval has not yet been obtained notwithstanding the issuer’s commercially reasonable efforts to obtain such consent or approval or a regulatory authority instructs the issuer not to sell or offer for sale APM Qualifying Securities at such time;

•

trading in the issuer’s securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the issuer’s common stock and/or preferred stock is then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Securities and Exchange Commission, by the relevant exchange or by any other regulatory body or governmental body having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the issuer’s common stock and/or such preferred stock;

•

a banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the APM Qualifying Securities;

•

a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the APM Qualifying Securities;

•

the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the APM Qualifying Securities;

•

there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including, without limitation, as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the APM Qualifying Securities;

•

an event occurs and is continuing as a result of which the offering document for such offer and sale of APM Qualifying Securities would, in the reasonable judgment of the issuer, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (i) the disclosure of that event at such time, in the reasonable judgment of the issuer, is not otherwise required by law and would have a material adverse effect on the business of the issuer or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the issuer to consummate such transaction, provided that no single suspension period contemplated by this bullet shall exceed 90 consecutive days and multiple suspension periods contemplated by this bullet shall not exceed an aggregate of 180 days in any 360-day period; or

•

the issuer reasonably believes, for reasons other than those referred to in the immediately preceding bullet, that the offering document for such offer and sale of APM Qualifying Securities would not be in compliance with a rule or regulation of the Securities and Exchange Commission and the issuer is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this bullet shall exceed 90 consecutive days and multiple suspension periods contemplated by this bullet shall not exceed an aggregate of 180 days in any 360-day period.

The definition of “Market Disruption Event” as used in any Replacement Capital Securities may include fewer than all of the bullets outlined above, as determined by the issuer at the time of issuance of such securities, and in the case of the first four bullets above, as applicable to a circumstance where the issuer would otherwise endeavor to issue preferred stock, shall be limited to circumstances affecting markets where the preferred stock of the issuer trades or where a listing for its trading is being sought.

Permitted Remedies means, as to any security or combination of securities, one or more of the following remedies:

•

rights in favor of the holders thereof permitting such holders to elect one or more directors of the issuer or its direct or indirect parent company (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded); and

•

prohibitions on the issuer paying Distributions on or repurchasing common stock or other securities that rank pari passu or junior as to Distributions to such securities for so long as Distributions on such securities, including deferred Distributions, have not been paid in full or to such lesser extent as may be specified in the terms of such securities.

Qualifying Non-Cumulative Preferred Stock means Non-Cumulative perpetual preferred or preference stock of Puget Sound Energy or Puget Energy, as applicable, that (a) ranks pari passu with or junior to all other outstanding preferred or preference stock of the issuer and (b) contains no remedies other than Permitted Remedies and either (i) is subject to Intent-Based Replacement Disclosure and has a provision that prohibits the issuer thereof from making any Distributions thereon upon such issuer’s failure to satisfy one or more financial tests set forth therein or (ii) is subject to Comparable Redemption/Repurchase/Defeasance Restrictions.

CERTAIN TERMS OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the Replacement Capital Covenant. This summary is not a complete description of the Replacement Capital Covenant and is qualified in its entirety by the terms and provisions of the full document.

We will covenant in the Replacement Capital Covenant for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness that ranks senior to the Junior Subordinated Notes (covered debt) that we will not redeem, purchase or defease the Junior Subordinated Notes on or before June 1, 2047, unless, subject to certain limitations, during the 180 days prior to the date of that redemption, purchase or defeasance we have received a specified amount of proceeds from either:

•

the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at the time of redemption, purchase or defeasance, referred to as “Qualifying Securities”; or

•	contributions from our parent company, Puget Energy, that are received by Puget Energy from the sale by Puget Energy of Qualifying Securities.

The initial series of indebtedness benefiting from the Replacement Capital Covenant is our 6.274% Senior Notes due March 15, 2037 (CUSIP No. 745332 BX3). The Replacement Capital Covenant includes provisions requiring us to redesignate a new series of indebtedness if the covered series of indebtedness approaches maturity or is to be redeemed or purchased such that the outstanding principal amount is less than $100,000,000.

Our covenants in the Replacement Capital Covenant run only to the benefit of holders of the designated series of our long-term indebtedness. The Replacement Capital Covenant is not intended for the benefit of holders of the Junior Subordinated Notes and may not be enforced by them, and the Replacement Capital Covenant is not a term of the Subordinated Indenture or the Junior Subordinated Notes. However, as described above under the caption Specific Terms of the Junior Subordinated Notes—Restrictions on Redemption and Defeasance, a substantially similar restriction on our ability to redeem, purchase or defease the Junior Subordinated Notes is included in the Second Supplemental Indenture and the Junior Subordinated Notes.

Our ability, or the ability of Puget Energy, to raise proceeds from Qualifying Securities during the 180 days prior to a proposed redemption or purchase of the Junior Subordinated Notes will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those Qualifying Securities.

The Replacement Capital Covenant may be amended or supplemented if the holders of at least a majority of the outstanding principal amount of the then-effective covered debt agree unless the amendment or supplement (a) is solely to impose additional restrictions on our ability to redeem or purchase Junior Subordinated Notes, (b) is not adverse to the holders of the then-effective covered debt, in which cases it may be amended by us without the consent of the holders of covered debt, or (c) makes specified types of changes to the types of securities that constitute Qualifying Securities.

The Replacement Capital Covenant may be terminated if the holders of at least a majority of the outstanding principal amount of the then-effective covered debt agree to terminate the Replacement Capital Covenant, or if we no longer have outstanding any indebtedness that qualifies as covered debt, and will terminate on June 1, 2047 if not terminated earlier.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The Junior Subordinated Notes will trade through DTC. The Junior Subordinated Notes are represented by one or more fully registered global certificates. Each global certificate is deposited with the Trustee as custodian for DTC and is registered in the name of DTC or a nominee of DTC. DTC is thus the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Participants are on file with the Securities and Exchange Commission.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts those securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to Puget Sound Energy as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal, interest or premium, if any, on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Puget Sound Energy or its agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that Direct or Indirect Participant and not of DTC, Puget Sound Energy or its agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest or premium, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Puget Sound Energy or its agent, disbursement of those payments to Direct Participants will be the responsibility of DTC, and disbursement of those payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Junior Subordinated Notes at any time by giving reasonable notice to Puget Sound Energy or its agent. Under these circumstances, in the event that a successor securities depository is not obtained, security certificates are required to be printed and delivered.

Puget Sound Energy may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Junior Subordinated Notes. This discussion only applies to Junior Subordinated Notes that are held as capital assets by holders who purchase the Junior Subordinated Notes in the initial offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Junior Subordinated Notes are sold for money. This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities (and persons holding the Junior Subordinated Notes through a partnership or other pass-through entity), persons holding the Junior Subordinated Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, holders whose functional currency is not the U.S. Dollar, passive foreign investment companies, controlled foreign corporations and corporations that accumulate earnings to avoid U.S. federal income tax. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a Junior Subordinated Note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that trust was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

As used in this summary, the term “non-U.S. holder” means a beneficial owner of a Junior Subordinated Note that is not a U.S. person (as such term is defined in the Code).

Persons considering the purchase of the Junior Subordinated Notes should consult their own tax advisors as to the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Junior Subordinated Notes in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.

Classification of the Junior Subordinated Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Junior Subordinated Notes. In connection with the issuance of the Junior Subordinated Notes, Perkins Coie LLP will render its opinion to us generally to the effect that, under then current law and assuming full compliance with the terms of the Subordinated Indenture and other relevant documents, and based on representations we made, the Junior Subordinated Notes will be treated as indebtedness of Puget Sound Energy for U.S. federal income tax purposes (although the matter is not free from doubt). This opinion is not binding on the Internal Revenue Service (“IRS”) or any court, and there can be no assurance that the IRS or a court will agree with this opinion. We agree, and by acquiring a Junior Subordinated Note, each holder of a Junior Subordinated Note will agree, to treat the Junior Subordinated Notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment. Holders should consult their own tax advisors regarding the tax consequences if the Junior Subordinated Notes are not treated as indebtedness for U.S. federal income tax purposes.

U.S. Holders

Interest

Pursuant to applicable U.S. Treasury regulations, the possibility that interest on the Junior Subordinated Notes might be deferred could result in the Junior Subordinated Notes being treated as issued with original issue discount, unless the likelihood of a deferral is remote within the meaning of the regulations. We believe, and the discussion below assumes unless otherwise indicated, that the likelihood of interest deferral is remote and therefore that the possibility of a deferral will not result in the Junior Subordinated Notes being treated as issued with original issue discount. Accordingly, interest paid on the Junior Subordinated Notes should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with that U.S. holder’s method of accounting for U.S. federal income tax purposes. However, there can be no assurance that the IRS or a court will agree with this position. If the possibility of interest deferral were determined not to be remote or if interest were in fact deferred, the Junior Subordinated Notes would be treated as issued with original issue discount at the time of issuance or at the time of that deferral, as the case may be, and all stated interest (or if the possibility of interest deferral was remote, but the interest is in fact deferred, all stated interest due after that deferral) would be treated as original issue discount. In that case, a U.S. holder would be required to include that stated interest in income as it accrues using a constant yield method, regardless of that holder’s regular method of accounting and before that U.S. holder actually receives any cash payment attributable to that interest, but the U.S. holder would not separately report the actual cash payments of interest on the Junior Subordinated Notes as taxable income.

Pursuant to applicable Treasury regulations, the change in interest rate from 6.974% to the Three-Month LIBOR Rate plus 253 basis points (2.53%) on December 1, 2017 will not result in the Junior Subordinated Notes being treated as issued with original issue discount, provided that the possibility that there could be circumstances where we would wish to redeem the Junior Subordinated Notes but that we are restricted from doing so because we have not been able to obtain proceeds from the sale of securities that qualify under the restrictions in the Second Supplemental Indenture and the Replacement Capital Covenant is remote within the meaning of the regulations. We believe, and the discussion below assumes unless otherwise indicated, that the likelihood of such circumstances is remote and therefore the possibility we would wish to redeem the Junior Subordinated Notes, but are restricted from redeeming the notes because we have not been able to obtain proceeds from the sale of securities that qualify under the restrictions in the Second Supplemental Indenture or the Replacement Capital Covenant will not result in the Junior Subordinated Notes being treated as issued with original issue discount. However, there can be no assurance that the IRS or a court will agree with this position. If the possibility that there could be circumstances where we wish to redeem the Junior Subordinated Notes but we are restricted from doing so because we have not been able to obtain proceeds from the sale of securities that qualify under the restrictions in the Second Supplemental Indenture or the Replacement Capital Covenant were determined not to be remote, the Junior Subordinated Notes could be treated as issued with original issue discount, in which case a U.S. holder would be required to include certain amounts in income prior to the receipt of corresponding interest payments.

U.S. holders should consult their own tax advisors regarding the potential application of the tax rules pertaining to original issue discount.

Sale, Exchange, Redemption or Retirement of the Junior Subordinated Notes

Upon the sale, exchange, redemption or retirement of a Junior Subordinated Note, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and that U.S. holder’s adjusted tax basis in the Junior Subordinated Note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which will constitute ordinary income if not previously included in income. Assuming that there are no deferred payments of interest on the Junior Subordinated Notes and that the Junior Subordinated Notes are not deemed to be issued with original issue discount, a U.S. holder’s adjusted tax basis in the Junior Subordinated Notes generally will be its initial purchase price. If the Junior Subordinated Notes are deemed to be issued with original issue discount, a U.S. holder’s tax basis in the Junior Subordinated Notes generally will be its initial purchase price, increased by original issue discount previously includible in that U.S. holder’s gross income to the date of disposition and decreased by payments received by that U.S. holder on the Junior Subordinated Notes since and including the date that the Junior Subordinated Notes were deemed to be issued with original issue discount. Gain or loss realized on the sale, exchange, redemption or retirement of a Junior Subordinated Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement the Junior Subordinated Note has been held by that U.S. holder for more than one year. A U.S. holder that is an individual is generally entitled to preferential treatment for net long-term capital gains. The ability of a U.S. holder to deduct capital losses is limited.

Backup Withholding and Information Reporting

Information reporting requirements generally apply in connection with payments on the Junior Subordinated Notes to, and proceeds from a sale or other disposition of the Junior Subordinated Notes by, noncorporate U.S. holders. A U.S. holder will be subject to backup withholding tax on interest paid on the Junior Subordinated Notes and proceeds from a sale or other disposition of the Junior Subordinated Notes if the U.S. holder fails to provide its correct taxpayer identification number to the paying agent in the manner required under U.S. federal income tax law, fails to comply with applicable backup withholding tax rules or does not otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will entitle that U.S. holder to a credit against that U.S. holder’s U.S. federal income tax liability and may entitle that U.S. holder to a refund, provided that the required information is timely and properly furnished to the IRS.

U.S. holders should consult their own tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

Assuming that the Junior Subordinated Notes will be treated as indebtedness for U.S. federal income tax purposes, no withholding of U.S. federal income tax will apply to interest paid on a Junior Subordinated Note to a non-U.S. holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•

the non-U.S. holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such non-U.S. holder is not a U.S. person (generally by providing a properly executed IRS Form W-8BEN).

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the Junior Subordinated Notes (including payments in respect of original issue discount, if any, on the Junior Subordinated Notes) made to a non-U.S. holder should be subject to a 30% U.S. federal withholding tax, unless that non-U.S. holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable U.S. income tax treaty or (ii) stating that the interest is not subject to withholding tax because it is effectively connected with that non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States (or, if an applicable U.S. income tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the United States) and the interest is effectively connected with the conduct of that trade or business (or, if an applicable U.S. income tax treaty applies, attributable to that permanent establishment), that non-U.S. holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if that non-U.S. holder were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation in the United States may be subject to a 30% (or, if an applicable U.S. income tax treaty applies, a lower rate as provided) branch profits tax on interest effectively connected (or treated as effectively connected) with the conduct of a trade or business within the United States.

Any gain realized by a non-U.S. holder on the disposition of a Junior Subordinated Note generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or, if an applicable U.S. income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to interest paid on a Junior Subordinated Note to a non-U.S. holder, or to proceeds from the disposition of a Junior Subordinated Note by a non-U.S. holder, in each case, if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and neither we nor our paying agent has actual knowledge (or reason to know) to the contrary. Any amounts withheld under the backup withholding rules will entitle such non-U.S. holder to a credit against U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely and properly furnished to the IRS. In general, if a Junior Subordinated Note is not held through a qualified intermediary, the amount of payments made on that Junior Subordinated Note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING ON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE JUNIOR SUBORDINATED NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below (for whom Lehman Brothers Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representative) and each of the underwriters has severally, and not jointly, agreed to purchase from us the respective principal amount of Junior Subordinated Notes set forth opposite its name below:

Name	Principal Amount of Junior Subordinated Notes
Lehman Brothers Inc.	$75,000,000
J.P. Morgan Securities Inc.	50,000,000
Morgan Stanley & Co. Incorporated	50,000,000
BNY Capital Markets, Inc.	12,500,000
Citigroup Global Markets Inc.	12,500,000
UBS Securities LLC	25,000,000
Wachovia Capital Markets, LLC	25,000,000

Total	$250,000,000

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Junior Subordinated Notes offered hereby if any of the Junior Subordinated Notes are purchased.

The underwriters initially propose to offer part of the Junior Subordinated Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement before deduction of an underwriting discount of 1.50% of the principal amount of the Junior Subordinated Notes. The underwriters may offer the Junior Subordinated Notes to certain dealers at a price that represents a concession not in excess of 0.90% of the principal amount of the Junior Subordinated Notes. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.45% of the principal amount of the Junior Subordinated Notes. After the initial offering of the Junior Subordinated Notes, the offering prices and other selling terms may from time to time be varied by the underwriters.

We estimate that the total expenses of this offering, including the fees and disbursements of counsel to the underwriters, but not including the underwriting discount, will be approximately $400,000.

We have agreed not to sell or transfer any similar term debt securities that are substantially similar to the Junior Subordinated Notes for 14 days after the date of this prospectus supplement without first obtaining the written consent of Lehman Brothers Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated. Specifically we have agreed not to directly or indirectly:

•	sell, issue, offer or contract to sell any substantially similar debt securities;

•	grant any option for the sale of any substantially similar debt securities; or

•	otherwise transfer or dispose of any substantially similar debt securities.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

We do not intend to apply for listing of the Junior Subordinated Notes on a national securities exchange or for quotation on any automated quotation system, but have been advised by the underwriters that they intend to make a market in the Junior Subordinated Notes. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the development, maintenance or liquidity of the trading market for the Junior Subordinated Notes.

In order to facilitate the offering of the Junior Subordinated Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Junior Subordinated Notes. Specifically, the underwriters may overallot in connection with this offering, creating a short position in the Junior Subordinated Notes for the underwriters. In addition, to cover overallotments or to stabilize the prices of the Junior Subordinated Notes, the underwriters may bid for, and purchase, the Junior Subordinated Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the Junior Subordinated Notes in this offering, if they repurchase previously distributed Junior Subordinated Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Junior Subordinated Notes above independent market levels. Neither we nor the underwriters make any representation as to the direction or magnitude of any effect that the activities described above may have on the price of the Junior Subordinated Notes. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters and their affiliates have, from time to time, performed, and currently perform and may in the future perform various investment or commercial banking, trust and financial advisory services for us and our affiliates in the ordinary course of business, for which they have received, and in the future would expect to receive, customary compensation. BNY Capital Markets, Inc. is an affiliate of The Bank of New York Trust Company, N.A., the trustee under the Subordinated Indenture and our gas utility mortgage.

LEGAL MATTERS

The validity of the Junior Subordinated Notes and certain matters relating thereto will be passed upon, on behalf of Puget Sound Energy, Inc., by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed upon, on behalf of the underwriters, by Skadden, Arps, Slate, Meagher & Flom LLP. From time to time, Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to Puget Sound Energy.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting of Puget Sound Energy) incorporated in this prospectus supplement by reference to Puget Sound Energy’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Puget Sound Energy files reports and other information with the Securities and Exchange Commission. These SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document Puget Sound Energy files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for more information on the public reference rooms and their copy charges. You may also inspect Puget Sound Energy’s SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus omit certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file or furnish separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that Puget Sound Energy has filed previously with the SEC. These documents contain important information about Puget Sound Energy and its finances.

SEC Filings (File No. 1-4393)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2006; filed with the SEC on March 1, 2007
Current Reports on Form 8-K	Filed April 3, 2007 Filed May 8, 2007
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2007; filed with the SEC on May 4, 2007

The documents filed by Puget Sound Energy with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and until all of the securities offered pursuant to this prospectus supplement and the accompanying prospectus are sold are also incorporated by reference into this prospectus supplement.

You may request a copy of these filings at no cost by writing or telephoning Puget Sound Energy at the following address:

Investor Relations

Puget Sound Energy, Inc.

P.O. Box 97034

Bellevue, Washington 98009-9734

(425) 454-6363

PROSPECTUS

Puget Energy, Inc.

GUARANTEES

AND

Puget Sound Energy, Inc.

SENIOR NOTES UNSECURED DEBENTURES PREFERRED STOCK

AND

Puget Sound Energy Capital Trust III

TRUST PREFERRED SECURITIES GUARANTEED TO THE EXTENT SET FORTH HEREIN BY PUGET ENERGY, INC.

Puget Sound Energy may offer, on one or more occasions:

•	secured senior debt or unsecured debt securities consisting of notes, debentures and other unsecured evidence of indebtedness and

•	Preferred Stock, which will be fully and unconditionally guaranteed by Puget Energy.

Puget Energy may offer, on one or more occasions:

•	Guarantees of the trust preferred securities of Puget Sound Energy Capital Trust III and

•	Guarantees of the preferred stock of Puget Sound Energy, Inc.

Puget Sound Energy Capital Trust III, which is a Delaware business trust, may offer, on one or more occasions, trust preferred securities, which represent preferred undivided beneficial interests in the assets of Puget Sound Energy Capital Trust III.

For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.

Each time we offer any of these securities, we will set forth the specific terms of these securities in one or more supplements to this prospectus. The prospectus supplement or supplements also will set forth the names of any underwriters, dealers or agents involved in the offering of the securities, the compensation of these parties and any other special terms of the offering and sale. You should read carefully this prospectus and the accompanying prospectus supplement or supplements before you invest.

This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks that are described in the “Risk factors” section contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 22, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about Puget Energy, Puget Sound Energy, Puget Sound Energy Capital Trust IV or the securities described in this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, in any prospectus supplement and in the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative of those terms or comparable terminology. Forward-looking statements provide our current expectations or forecasts of future events.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8K, as well as the “Risk Factors” in any prospectus supplement accompanying this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1 800 SEC 0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

The SEC allows us to “incorporate by reference” into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have filed previously with the SEC. These documents contain important information about us and our finances.

SEC Filings (File No. 1-16305)	Period/Date
• Annual Report on Form 10-K	Year ended December 31, 2005

• Quarterly Report on Form 10-Q	Quarter ended March 31, 2006

• Current Reports on Form 8-K	Filed February 7, 2006 (solely with respect to the Form 8-K reporting information under Item 8.01) Filed February 14, 2006 Filed February 28, 2006 Filed March 14, 2006

The documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information “furnished” to the SEC) after the date of this prospectus are also incorporated by reference into this prospectus.

Investor Relations

Puget Energy, Inc.

P.O. Box 97034

Bellevue, Washington 98009-9734

(425) 454-6363

Separate financial statements of the capital trust have not been included in this prospectus. Puget Energy, Puget Sound Energy and the capital trust do not consider such financial statements to be helpful because:

•

Puget Sound Energy beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the capital trust (other than the beneficial interests represented by the trust preferred securities);

•

in future filings under the Securities Exchange Act of 1934, an audited footnote to Puget Energy and Puget Sound Energy’s consolidated annual financial statements will state that the capital trust is wholly owned by Puget Sound Energy, that the sole assets of the trust are the unsecured subordinated debentures of Puget Sound Energy having a specified total principal amount, and that, considered together, the back-up undertakings, including the guarantees, constitute a full and unconditional guarantee by Puget Energy of the capital trust’s obligations under the trust preferred securities issued by the capital trust; and

•

the capital trust is a newly created special purpose entity, has no operating history, no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under “Puget Sound Energy Capital Trust IV.”

PUGET ENERGY

Puget Energy, Inc. is an energy services holding company incorporated in the state of Washington. All of our operations are conducted through our subsidiary, Puget Sound Energy, Inc., a utility company, and InfrastruX Group, Inc. (InfrastruX), a construction services company. We have no significant assets other than the stock of our subsidiaries. Following a strategic review of our unregulated subsidiary, InfrastruX, on February 8, 2005, Puget Energy’s Board of Directors decided to exit the utility construction services sector. InfrastruX is thus treated as a discontinued operation. We intend to monetize our interest in InfrastruX through a sale and to invest the proceeds of such monetization in our regulated utility subsidiary, Puget Sound Energy. Our ability to complete the sale of InfrastruX to a third party on reasonable terms is subject to a number of factors beyond our control. Subject to limited exceptions, Puget Energy was exempt from regulation as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act (PUHCA) of 1935, in 2005. The Energy Policy Act of 2005 repealed the PUHCA of 1935 effective February 8, 2006.

PUGET SOUND ENERGY

Puget Sound Energy is the largest electric and gas utility headquartered in Washington State, serving a territory covering approximately 6,000 square miles, principally in the Puget Sound region. At December 31, 2005, we had approximately 1,018,100 electric customers, consisting of 901,400 residential, 110,500 commercial, 3,700 industrial and 2,500 other customers. At December 31, 2005, we had approximately 693,500 gas customers, consisting of 639,800 residential, 51,000 commercial, 2,600 industrial and 100 transportation customers.

Puget Sound Energy’s executive office is located at 10885 N.E. 4th Street, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363.

PUGET SOUND ENERGY CAPITAL TRUST III

Puget Sound Energy Capital Trust III is a statutory business trust created under the Delaware Business Trust Act by way of

•	a trust agreement executed by Puget Sound Energy, as sponsor, and the trustee of the capital trust and

•	the filing of a certificate of trust with the Secretary of State of the State of Delaware.

At the time of public issuance of the trust preferred securities, the trust agreement will be amended and restated in its entirety and will be qualified as an indenture under the Trust Indenture Act of 1939. Puget Sound Energy will directly or indirectly acquire common securities of the capital trust in a total liquidation amount equal to approximately 3% of the total capital of the capital trust. The trust exists for the exclusive purposes of

•	issuing the trust preferred securities and common securities representing undivided beneficial interests in the assets of the capital trust;

•	investing the gross proceeds of the common securities and the trust preferred securities in unsecured subordinated debentures of Puget Sound Energy; and

•	engaging in only those other activities necessary or incidental thereto.

The capital trust has a term of approximately 55 years, but it may terminate earlier as provided in the amended and restated trust agreement.

The proceeds from the offering of the trust preferred securities and the sale of the common securities may be used by the capital trust to purchase from Puget Sound Energy unsecured subordinated debentures in a total principal amount equal to the total liquidation preference of the common securities and the trust preferred securities. The Puget Sound Energy debentures would bear interest at an annual rate equal to the annual distribution rate of the common securities and the trust preferred securities and would have certain redemption terms that correspond to the redemption terms for the common securities and the trust preferred securities. The subordinated debentures will rank subordinate in right of payment to all of Puget Sound Energy’s senior indebtedness (as defined in this prospectus). Distributions on the common securities and the trust preferred securities may not be made unless the capital trust receives corresponding interest payments on the subordinated debentures from Puget Sound Energy. Puget Energy will irrevocably guarantee, on a subordinated basis and to the extent set forth in the guarantee, with respect to each of the common securities and the trust preferred securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand at the capital trust. Each guarantee will be unsecured and will be subordinate to all senior indebtedness of Puget Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement), the capital trust may be liquidated and the holders of the common securities and the trust preferred securities could receive the related subordinated debentures of Puget Sound Energy in lieu of any liquidating cash distribution.

The number of trustees of the capital trust will initially be four. Two of the trustees will be employees or officers of, or affiliated with, Puget Sound Energy and will be referred to as the Puget Sound Energy trustees. The third trustee will be a financial institution that is unaffiliated with Puget Sound Energy, which trustee will serve as property trustee under the amended and restated trust agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. Initially, Bank One Trust Company, N.A. will be the property trustee until removed or replaced by the holder of the common securities. For the purpose of compliance with the provisions of the Trust Indenture Act of 1939, Bank One Trust Company, N.A. will also act as guarantee trustee. The fourth trustee, Bank One Delaware, Inc., will act as the Delaware trustee for the purposes of the Delaware Business Trust Act, until removed or replaced by the holder of the common securities.

The property trustee will hold title to the subordinated debentures for the benefit of the holders of the common securities and the trust preferred securities, and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the subordinated debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing bank account to hold all payments made in respect of subordinated debentures for the benefit of the holders of the common securities and the trust preferred securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the common securities and the trust preferred securities out of funds from the segregated non-interest-bearing bank account. The guarantee trustee will hold the guarantees for the benefit of the holders of the common securities and the trust preferred securities. Puget Sound Energy, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any of the trustees. Puget Sound Energy will also have the right to increase or decrease the number of trustees, as long as the number of trustees shall be at least three, a majority of which shall be Puget Sound Energy trustees. Puget Sound Energy will pay all fees and expenses related to the trusts and the offering of the common securities and the trust preferred securities.

The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the amended and restated trust agreement, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

The principal place of business of the capital trust will be c/o Puget Sound Energy, Inc., 10885 N.E. 4th Street, Bellevue, Washington 98004.

USE OF PROCEEDS

The proceeds received by the capital trust from the sale of its trust preferred securities and the common securities will be invested in unsecured subordinated debentures of Puget Sound Energy. As will be more specifically set forth in the applicable prospectus supplement, Puget Sound Energy will use those borrowed amounts and the net proceeds from the sale of senior notes or unsecured debentures offered hereby for its general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the appropriate prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth Puget Sound Energy’s ratios of earnings to fixed charges and to combined fixed charges and preferred dividends for the periods indicated. For purposes of computing the ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Years Ended December 31,
	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	2.28x	2.11x	1.99x	1.81x	2.01x
Ratio of earnings to combined fixed charges and preferred dividends	2.28x	2.11x	1.91x	1.71x	1.88x

DESCRIPTION OF SECURITIES

Debt Securities

Senior notes will be issued under a senior note indenture. The unsecured debentures will be issued under an unsecured debt indenture. Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior note indenture will be U.S. Bank National Association, and the trustee under the unsecured debt indenture will be Bank One Trust Company, N.A. The senior note indenture and the unsecured debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.”

The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part. Copies of the indentures may also be obtained from Puget Sound Energy or the applicable trustee.

The indentures provide that debt securities of Puget Sound Energy may be issued in one or more series, with different terms, in each case as authorized on one or more occasions by Puget Sound Energy.

The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the location where payments on the debt securities will be made;

•	the terms and conditions on which the debt securities may be redeemed at the option of Puget Sound Energy;

•

any obligation of Puget Sound Energy to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	any provisions for the discharge of Puget Sound Energy’s obligations relating to the debt securities by deposit of funds or United States government obligations;

•	whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•

any additional amounts with respect to the debt securities that Puget Sound Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of Puget Sound Energy to redeem the debt securities rather than pay these additional amounts;

•	any additional events of default; and

•	any other specific terms of the debt securities.

Federal income tax consequences and other special considerations applicable to any debt securities issued by Puget Sound Energy at a discount will be described in the applicable prospectus supplement.

Debt securities may be presented for exchange. Registered debt securities may be presented for registration of transfer at the offices of the applicable trustee and, subject to the restrictions set forth in the debt security and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the applicable indenture.

Distributions on the debt securities in registered form will be made at the office or agency of the applicable trustee in its designated office. However, at the option of Puget Sound Energy, payment of any interest may be made by check or wire transfer. Payment of any interest due on debt securities in registered form will be made to the persons in whose names the debt securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the applicable prospectus supplement.

Senior Notes

Security; Release Date

Until the release date (as described in the next paragraph), the senior notes will be secured by one or more series of Puget Sound Energy’s first mortgage bonds from either or both of Puget Sound Energy’s current first mortgage indentures issued and delivered by Puget Sound Energy to the senior note trustee. Upon the issuance of a series of senior notes prior to the release date, Puget Sound Energy will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same total principal amount, as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Puget Sound Energy to the senior note trustee of principal of, and interest and/or any premium on, a series of first mortgage bonds will be applied by the senior note trustee to satisfy Puget Sound Energy’s obligations with respect to principal of, and interest and/or any premium on, the corresponding senior notes.

The “release date” will be the date that all first mortgage bonds of Puget Sound Energy issued and outstanding under its electric utility mortgage indenture with State Street Bank and Trust Company and its gas utility mortgage indenture with BNY Midwest Trust Company, other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the release date, the senior note trustee will deliver to Puget Sound Energy, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the release date. As a result, on the release date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become, at Puget Sound Energy’s option, either

•	unsecured general obligations of Puget Sound Energy or

•	obligations secured by substitute first mortgage bonds issued under a substitute mortgage indenture other than Puget Sound Energy’s electric utility mortgage or gas utility mortgage.

A lien on certain property owned by Puget Sound Energy will secure each series of first mortgage bonds that secures senior notes. Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Puget Sound Energy for cancellation an equal principal amount of the related series of first mortgage bonds. Puget Sound Energy will not permit, at any time prior to the release date, the total principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the total principal amount of senior notes outstanding. Following the release date, Puget Sound Energy will cause the mortgages to be discharged and will not issue any additional first mortgage bonds under its electric utility mortgage or gas utility mortgage. While Puget Sound Energy will be precluded after the release date from issuing additional first mortgage bonds, it will not be precluded under the senior note indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under “—Certain Covenants of Puget Sound Energy—Limitation on Liens.”

Events of Default

The following constitute events of default under senior notes of any series:

•	failure to pay principal of, and any premium on, any senior note of the series when due for five days;

•	failure to pay interest on any senior note of the series when due for 30 days;

•

failure to perform any other covenant or agreement of Puget Sound Energy in the senior notes of the series for 90 days after written notice to Puget Sound Energy by the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes;

•

prior to the release date, a default occurs under the gas utility mortgage and the gas utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee;

•

prior to the release date, a default occurs under the electric utility mortgage and the electric utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee;

•

if any substituted mortgage bonds are outstanding, a default occurs under the substitute mortgage and the trustee under the substitute mortgage or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee; and

•	events of bankruptcy, insolvency or reorganization of Puget Sound Energy specified in the senior note indenture.

If an event of default occurs and is continuing, either the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes may declare the principal amount of all senior notes to be due and payable immediately.

The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of senior notes of a series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the senior note indenture, the holders of at least a majority in total principal amount of the outstanding senior notes of a series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee, or of exercising any trust or power conferred on the senior note trustee. The holders of at least a majority in principal amount of the outstanding senior notes of such series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of the series.

No holder of senior notes of a series may institute any action against Puget Sound Energy under the senior note indenture unless

•	that holder gives to the senior note trustee advance written notice of default and its continuance;

•

the holders of not less than a majority in total principal amount of senior notes of the series then outstanding affected by that event of default request the senior note trustee to institute such action;

•	that holder has offered the senior note trustee reasonable indemnity; and

•	the senior note trustee shall not have instituted such action within 60 days of such request.

Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that the action would disturb or prejudice the rights of other holders of senior notes of the series.

Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of that series notice of the default if known to the senior note trustee, unless cured or waived. The senior note trustee may withhold the notice if it determines in good faith that it is in the interest of the holders to do so except in the case of default in the payment of principal of, and interest and/or any premium on, any senior notes of the series. Puget Sound Energy is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officers signing the certificate, Puget Sound Energy is in compliance with the conditions and covenants under the senior note indenture.

Modification

Except as provided in the paragraph below, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holders of at least a majority in principal amount of the outstanding affected senior notes. In addition, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holder of each outstanding senior note of a series to

•	change the maturity date of any senior note of the series;

•	reduce the rate (or change the method of calculation of the rate) or extend the time of payment of interest on any senior note of the series;

•	reduce the principal amount of, or premium payable on, any senior note of the series;

•	change the coin or currency of any payment of principal of, and interest and/or any premium on, any senior note of the series;

•

change the date on which any senior note of the series may be redeemed or repaid at the option of its holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of the series;

•

impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of the series held by it or, prior to the release date, reduce the principal amount of any series of first mortgage bonds securing the senior notes of the series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of the first mortgage bonds in a manner adverse to the holders of the senior notes; or

•	modify or reduce the percentage of holders of senior notes of the series necessary to modify or amend the senior note indenture or to waive any past default to less than a majority.

Puget Sound Energy and the senior note trustee can modify and amend the senior note indenture without the consent of the holders in certain cases, including

•	to add to the covenants of Puget Sound Energy for the benefit of the holders or to surrender a right conferred on Puget Sound Energy in the senior note indenture;

•	to add further security for the senior notes of the series;

•	to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

•	to make any other changes that are not prejudicial to the holders of senior notes of the series.

Defeasance and Discharge

The senior note indenture provides that Puget Sound Energy will be discharged from any and all obligations with respect to the senior notes of a series and the senior note indenture (except for obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Puget Sound Energy irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of the series, money or certain United States government obligations, or any combination of money or government obligations, which through the payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates those payments are due in accordance with the terms of the senior note indenture and the senior notes of the series. Unless all the senior notes of the series are to be due within 90 days of the deposit by redemption or otherwise, Puget Sound Energy must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the senior notes. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

Puget Sound Energy may consolidate with or merge into, or sell or otherwise dispose of its properties as or substantially as an entirety if

•	the successor or transferee corporation is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•

the new corporation assumes the due and punctual payment of the principal of, and premium and interest on, all the senior notes and the performance of every covenant of the senior note indenture to be performed or observed by Puget Sound Energy;

•

prior to the release date, the new corporation assumes Puget Sound Energy’s obligations under its electric utility mortgage and gas utility mortgage with respect to first mortgage bonds securing senior notes; and

•

after the release date and there are substitute first mortgage bonds outstanding, the new corporation assumes Puget Sound Energy’s obligations under the substitute first mortgage with respect to substitute first mortgage bonds securing senior notes.

The senior note indenture defines “all or substantially all” of the assets of Puget Sound Energy as being 50% or more of the total assets of Puget Sound Energy as shown on its balance sheet as of the end of the prior year. The senior note indenture specifically permits any sale, transfer or other disposition during a calendar year of less than 50% of total assets without the consent of the holders of the senior notes and without the assumption by the transferee of Puget Sound Energy’s obligations on the senior notes and covenants contained in the senior note indenture.

Certain Covenants of Puget Sound Energy

Limitation on Liens  Puget Sound Energy cannot issue any first mortgage bonds other than first mortgage bonds that secure senior notes. After the release date, Puget Sound Energy will be precluded from issuing additional first mortgage bonds under its electric utility mortgage and gas utility mortgage. Unless substitute first mortgage bonds are issued to secure senior notes, after the release date, Puget Sound Energy may not issue, assume, guarantee or permit to exist any debt that is secured by any mortgage, security interest, pledge or other lien of or upon any real property or other depreciable asset used in Puget Sound Energy’s electric and gas utility business without effectively securing the senior notes (together with, if Puget Sound Energy shall so determine, any other indebtedness of Puget Sound Energy ranking equally with the senior notes) equally and ratably with that debt. The foregoing restriction will not apply to

•

liens on any property existing at the time of its acquisition (but excluding any extension of or addition to that property unless the terms of the mortgage as of the date of the acquisition of the property provide that the mortgage shall be secured by extensions or additions to the property);

•

liens to secure the payment of all or part of the purchase price of property or to secure any debt incurred prior to, at the time of or within 180 days after the acquisition of that property for the purpose of financing all or part of the purchase price of the property;

•	liens secured by property used in the generation of electricity;

•	liens existing as of the date of the senior note indenture;

•	permitted encumbrances similar to the permitted encumbrances under the electric utility mortgage;

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the bullet points above; provided, however, that the principal amount of debt secured thereby may not exceed the principal amount of debt (plus any premium or fee payable in connection with such extension, renewal or replacement) so secured at the time of such extension, renewal or replacement; and provided, further, that such lien must be limited to all or such part of the property which was subject to the mortgage so extended, renewed or replaced (plus improvements on such property);

•

liens in favor of the United States, any state thereof, any other country or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments under any contract or statute; or

•	liens securing industrial development, pollution control or similar revenue bonds.

Notwithstanding the foregoing restriction, Puget Sound Energy may create, assume or incur any lien not excepted above without equally and ratably securing the senior notes if the aggregate amount of all debt then outstanding and secured by that lien or any other lien not excepted above, together with all net sale proceeds from sale and leaseback transactions that are not described in “—Limitations on Sale and Leaseback Transactions” below, does not exceed 15% of Puget Sound Energy’s total consolidated capitalization as shown on its latest audited consolidated balance sheet.

Limitations on Sale and Lease Back Transactions  Unless substituted first mortgage bonds are issued to secure the senior notes, after the release date Puget Sound Energy may not sell or transfer any real property interest or other depreciable asset and take back a lease of that property unless

•

the sale and leaseback transaction occurs within 180 days after the later of the date of acquisition of the property or the date of the completion of construction or commencement of full operations on the property or

•

within 120 days after the sale and leaseback transaction, Puget Sound Energy applies or causes to be applied to the retirement of debt of Puget Sound Energy (other than debt which is subordinate in right of payment to senior notes) an amount not less than the net proceeds of the sale of the property.

Notwithstanding the foregoing restriction, Puget Sound Energy may effect any sale and leaseback transaction not excepted above if the net sale proceeds from the sale and leaseback transaction, together with the net sale proceeds from all other sale and leaseback transactions not excepted above and all debt then outstanding and secured by mortgages not described in any of the bullet points under “—Limitations on Liens,” do not exceed 15% of Puget Sound Energy’s total consolidated capitalization as shown on its latest audited consolidated balance sheet. Puget Sound Energy may also effect any sale and leaseback transaction involving a lease for a period, including renewals, of not more than 36 months.

Voting of First Mortgage Bonds Held by Senior Note Trustee

The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under Puget Sound Energy’s electric utility mortgage and gas utility mortgage or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. The senior note trustee will vote all the electric utility bonds or gas utility bonds held by it, or will consent with respect thereto, as directed by holders of at least a majority in total principal amount of the outstanding senior notes; provided, however, that the senior note trustee is not required to vote the electric utility bonds or gas utility bonds of any particular issue in favor of, or give consent to, any action except upon notification by the senior note trustee to the holders of the related issue of senior notes of such proposal and consent thereto of the holders of at least a majority in principal amount of the outstanding senior notes of such issue.

Concerning the Senior Note Trustee

U.S. Bank National Association is both the senior note trustee under the senior note indenture and the mortgage trustee under the electric utility mortgage indenture. U.S. Bank National Association also serves as the issuing and paying agent for, and a dealer under, our commercial paper program, and is a lender under our revolving credit facility.

The senior note trustee may resign at any time by giving written notice to Puget Sound Energy specifying the day on which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor senior note trustee and the day specified by the senior note trustee.

The senior note trustee may be removed at any time by a written instrument filed with the senior note trustee and signed by the holders of at least a majority in total principal amount of outstanding senior notes. In addition, if no event of default has occurred and is continuing, Puget Sound Energy may remove the senior note trustee upon notice to the holder of each senior note outstanding and the senior note trustee, and appointment of a successor senior note trustee.

Description of the First Mortgage Bonds

The first mortgage bonds securing the senior notes are to be issued under Puget Sound Energy’s electric utility mortgage indenture or its gas utility mortgage indenture, each as amended and supplemented by various supplemental indentures. U.S. Bank National Association will act as the electric utility mortgage trustee and BNY Midwest Trust Company will act as the gas utility mortgage trustee.

The statements herein concerning these mortgage indentures are outlines and are not complete and are subject to, and qualified in their entirety by, all the provisions of the electric utility mortgage indenture and the gas utility mortgage indenture, which are exhibits to the registration statement of which this prospectus forms a part. They make use of defined terms and are qualified in their entirety by express reference to the mortgage indentures, copies of which are available upon request to the senior note trustee.

First mortgage bonds securing senior notes will be issued as security for Puget Sound Energy’s obligations under the senior note indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the release date. The senior note indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Puget Sound Energy (as provided in the senior note indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Puget Sound Energy.

First mortgage bonds securing senior notes will correspond to the senior notes of their related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or any premium or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of the senior notes will, to the extent of the payment of principal, premium or interest, be deemed fully paid and the obligation of Puget Sound Energy to make the payment shall be discharged.

The Electric Utility Mortgage Bonds

Priority and Security  The electric utility mortgage bonds securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the electric utility mortgage. This security is a direct first lien on Puget Sound Energy’s electric utility property and its electric franchises and permits, other than property expressly excluded from the lien. Property expressly excluded from the lien includes

•	cash, securities, notes, accounts receivable and similar instruments;

•	conditional sales, appliance rental or lease agreements;

•	materials and supplies held for use in the ordinary course of business;

•	merchandise held for the purpose of sale, lease or distribution;

•	fuel (including fissionable material) and personal property consumable in operations;

•	timber, oil, gas and other minerals under or upon lands of Puget Sound Energy;

•	office furniture and equipment, automobiles and similar transportation equipment; and

•	nonutility property.

The lien of the electric utility mortgage is subject to excepted encumbrances (and certain other limitations) as defined and described in the electric utility mortgage indenture. It is also subject to the lien of the gas utility mortgage with respect to Puget Sound Energy’s gas utility property that was acquired in connection with the merger with Washington Energy Company on February 10, 1997. The electric utility mortgage indenture permits the acquisition of property subject to prior liens.

Dividend Restriction  So long as any of the electric utility mortgage bonds are outstanding, Puget Sound Energy shall not do either of the following, except out of net income available for dividends on its common stock, accumulated after December 31, 1957, plus the sum of $7,500,000:

•	declare or pay any dividends (other than dividends payable in Puget Sound Energy’s common stock) or make any other distribution on any shares of its common stock or

•	purchase, redeem or otherwise retire for consideration any shares of stock.

Issuance of Electric Utility Mortgage Bonds and Withdrawal of Cash Deposited Against That Issuance  The principal amount of electric utility mortgage bonds that Puget Sound Energy may issue under the electric utility mortgage is not limited, provided that the issuance tests in the electric utility mortgage are satisfied. Electric utility mortgage bonds may be issued from time to time against one or more of the following:

•	60% of unfunded net property additions;

•	deposit of cash with the electric utility mortgage trustee; and

•	100% of unfunded electric utility mortgage bond credits.

The issuance of electric utility mortgage bonds is subject to net earnings available for interest being at least two times the annual interest requirements on all electric utility mortgage bonds and prior lien debt to be outstanding. Cash deposited is withdrawable against 60% of unfunded net additions and 100% of unfunded electric utility mortgage bond credits.

Depreciation Fund  Puget Sound Energy will pay cash or deliver electric utility mortgage bonds of any series to the electric utility mortgage trustee by May 31 of each year in an amount equal to the minimum provision for depreciation for the preceding year (i.e., an amount by which 15% of gross utility operating revenues of Puget Sound Energy, after deducting cost of electricity purchased, fuel costs, and rental and lease payments, exceeds maintenance, repairs and renewals). Cash held in the depreciation fund may be applied to the retirement of the electric utility mortgage bonds of certain of the Secured Medium-Term Notes, Series A and certain of the Secured Medium-Term Notes, Series B, at a price not exceeding the applicable regular redemption price thereof, or other electric utility mortgage bonds at a price not exceeding the applicable special redemption price thereof. In lieu of paying cash or delivering electric utility mortgage bonds, Puget Sound Energy has the option of satisfying this obligation through the use of unfunded property additions or unfunded electric utility mortgage bond credits. Cash and electric utility mortgage bonds held in the depreciation fund may also be withdrawn by using either unfunded property additions or unfunded electric utility mortgage bond credits.

Modification of Mortgage  The rights of the bondholders under the electric utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66 2/3% in total principal amount of the electric utility bonds and of not less than 66 2/3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder’s consent.

Concerning the Mortgage Trustee  U.S. Bank National Association is the mortgage trustee under the electric utility mortgage indenture. U.S. Bank National Association also serves as the issuing and paying agent for, and a dealer under, our commercial paper program, and is a lender under our revolving credit facility.

The holders of at least a majority in total principal amount of the electric utility mortgage bonds have the right to require the electric utility mortgage trustee to enforce the electric utility mortgage, but the electric utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

Defaults  The electric utility mortgage defines the following as “defaults:”

•	failure to pay principal and premium when due;

•	failure to pay interest for 30 days after becoming due;

•	failure to pay any installment of any sinking or other purchase fund for 60 days after becoming due;

•	an unstayed continuance for 90 days after an entry of an order for reorganization or an appointment of a trustee;

•	certain events in bankruptcy, insolvency or reorganization;

•	an unstayed continuance for 90 days after entry of a judgment in excess of $100,000; and

•	failure for 90 days after notice to observe other covenants or conditions.

The electric utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

Gas Utility Mortgage Bonds

Priority and Security  The gas utility mortgage bonds securing senior notes of any series will rank equally as to security with gas utility mortgage bonds of other series now outstanding or issued later under the gas utility mortgage indenture. This security is a direct first lien on all of Puget Sound Energy’s gas utility property, on its gas utility franchises and permits and on its gas purchase contracts (other than certain property expressly excluded from the lien. Property expressly excluded from the lien includes

•	cash, securities, notes, accounts receivable and similar instruments;

•	conditional sales, appliance rental or lease agreements;

•	equipment, materials, supplies and merchandise held by Puget Sound Energy for consumption in the ordinary course of business or acquired for sale, lease or distribution;

•	gas or liquid hydrocarbons in pipelines and in storage;

•	fuel and personal property consumable in operations;

•	oil, gas and other minerals and timber under or upon lands of Puget Sound Energy;

•	office furniture and equipment, automobiles and similar transportation equipment;

•	nonutility property; and

•	certain property of a successor corporation in a merger or consolidation.

All property owned by Puget Sound Energy immediately prior to its merger with Washington Energy Company on February 10, 1997 is excepted from the lien of the gas utility mortgage . All property acquired by Puget Sound Energy after the merger is also excepted from the lien, unless the property improves or replaces the gas utility property owned by Washington Energy Company at the time of the merger. This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the gas utility mortgage indenture. The mortgage indenture permits the acquisition of property subject to prior liens, but this property will not be considered as additional property under the gas utility mortgage until the prior lien is paid.

Dividend Restriction  If the aggregate amount of all the dividends, distributions and expenditures listed below made since September 30, 1994 would exceed the aggregate amount of the net income of Puget Sound Energy accumulated after September 30, 1994 plus the sum of $20,000,000, Puget Sound Energy shall not do any of the following so long as any of Puget Sound Energy’s Secured Medium-Term Notes, Series C, issued under the gas utility mortgage, are outstanding:

•	declare or pay any dividends (other than dividends payable in Puget Sound Energy’s common stock) or make any other distribution on any shares of its common stock, or

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purchase, redeem or otherwise retire for consideration any shares of stock (other than in exchange for, or from the net cash proceeds of, other new shares of capital stock of Puget Sound Energy and other than any shares of any class of stock ranking as to dividends or assets prior to Puget Sound Energy’s common stock required to be purchased, redeemed or otherwise retired for any sinking fund or purchase fund for that class of stock).

Renewal Fund  Puget Sound Energy will pay cash and/or deliver gas utility mortgage bonds (taken at the principal amount thereof) to the gas utility mortgage trustee for deposit into a renewal fund on or before May 1 of each year in an amount equal to

•	the greater of

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the aggregate amount of the minimum provision for depreciation (i.e., an amount computed at the rate of 2% per annum, or another rate as may be permitted or required by the Washington Utilities and Transportation Commission, of the book value of depreciable gas utility property subject to the lien of the gas utility mortgage and not to prior liens) from March 1, 1957 to the end of the next preceding calendar year or

•	the aggregate amount of retirements for the same period

in excess of

•	the greater of

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the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the next preceding renewal fund certificate filed with the gas utility mortgage trustee pursuant to the requirements of Section 4.04 of the gas utility mortgage or

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the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the latest certificate of available net additions delivered to the gas utility mortgage trustee pursuant to Section 2.01 of the gas utility mortgage;

less the aggregate amount of gas utility mortgage bonds retired by sinking fund operations, not theretofore used as a credit on account of the renewal fund in previous renewal fund certificates. The renewal fund obligation may be satisfied in whole or in part by credits consisting of unfunded property additions and/or unfunded gas utility mortgage bonds credits.

Any cash deposited in the renewal fund, if and to the extent that Puget Sound Energy at the time does not have property additions available for use as a credit to satisfy the renewal fund obligation, may, upon the written order of Puget Sound Energy, be applied by the gas utility mortgage trustee to the redemption of gas utility mortgage bonds or, if not so applied pursuant to the provisions of the gas utility mortgage, to the retirement of gas utility mortgage bonds.

Issuance of Gas Bonds and Withdrawal of Cash Deposited Against Such Issuance  The principal amount of gas utility mortgage bonds issuable under the gas utility mortgage is not limited, provided that the issuance tests in the gas utility mortgage are satisfied. Gas utility mortgage bonds may be issued from time to time against one or more of the following:

•	60% of unfunded net property additions;

•	deposit of cash with the gas utility mortgage trustee; and

•	100% of unfunded gas utility mortgage bond credits.

With certain exceptions, the issuance of gas utility mortgage bonds is subject to net earnings available for interest being at least

•	two times the annual interest requirements on all gas utility mortgage bonds and prior lien debt to be outstanding and

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so long as gas utility mortgage bonds issued prior to the date of this prospectus are outstanding, 1.75 times the annual interest requirements on all indebtedness of Puget Sound Energy to be outstanding immediately after such issuance.

Cash deposited is withdrawable against 60% of unfunded net property additions in the case of moneys on deposit with the gas utility mortgage trustee for the purpose described above, 100% of the amount of unfunded net additions in the case of any other trust moneys and 100% of unfunded gas utility mortgage bond credits.

Modification of Mortgage  The rights of the bondholders under the gas utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66 2/3% in total principal amount of the gas utility mortgage bonds and of not less than 66 2/3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder’s consent.

Concerning the Mortgage Trustee  BNY Midwest Trust Company is the gas utility mortgage trustee under the mortgage indenture.

The holders of at least a majority in total principal amount of the gas utility mortgage bonds have the right to require the gas utility mortgage trustee to enforce the gas utility mortgage, but the gas utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

Defaults  The gas utility mortgage defines the following as “defaults:”

•	failure to pay principal and premium when due;

•	failure to pay interest for 10 days after becoming due;

•	failure to pay any installment of any sinking or other purchase fund for 30 days after becoming due;

•	certain events in bankruptcy, insolvency or reorganization;

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failure to pay money due under any indebtedness other than gas utility mortgage bonds in an amount of $500,000 or more or the failure to perform any other agreement evidencing the indebtedness if Puget Sound Energy’s failure causes any payments to become due prior to the due date;

•	a judgment against Puget Sound Energy in excess of $100,000 that continues unstayed and unsatisfied for a period of 90 days following entry of the judgment; and

•	failure for 30 days after notice to observe other covenants or conditions.

The gas utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

Unsecured Debentures

The unsecured debentures will be issued under the unsecured debt indenture and, unless otherwise specified in the applicable prospectus supplement, will rank equally with our other unsecured and unsubordinated indebtedness. The unsecured debt indenture does not limit the aggregate principal amount of unsecured debt securities that may be issued under the indenture.

Subordination

If unsecured debt securities are issued to the capital trust or the trustee of the capital trust in connection with the issuance of trust preferred securities of the capital trust, or if otherwise specified in the applicable prospectus supplement, the unsecured debentures will rank subordinated and junior in right of payment, to the extent set forth in the unsecured indenture, to all “senior indebtedness” of Puget Sound Energy.

“Senior indebtedness” means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

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indebtedness of Puget Sound Energy for money borrowed by Puget Sound Energy or evidenced by debentures (other than the subordinated debentures), notes, bankers’ acceptances or other corporate debt securities or similar instruments issued by Puget Sound Energy;

•	capital lease obligations of Puget Sound Energy;

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obligations of Puget Sound Energy incurred for deferring the purchase price of property, with respect to conditional sales, and under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	obligations of Puget Sound Energy with respect to letters of credit;

•	all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Puget Sound Energy or in effect guaranteed by Puget Sound Energy;

•	all indebtedness of others of the type referred to in the five preceding bullet points secured by a lien on any of Puget Sound Energy’s property or assets; or

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renewals, extensions or refundings of any of the indebtedness referred to in the preceding five clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

If Puget Sound Energy defaults in the payment of any distributions on any senior indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Puget Sound Energy cannot make a payment on account of or redeem or otherwise acquire the subordinated debentures issued under the unsecured debt indenture. The unsecured debt indenture provisions described in this paragraph, however, do not prevent Puget Sound Energy from making sinking fund payments in subordinated debentures acquired prior to the maturity of senior indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Puget Sound Energy, its creditors or its property, then all senior indebtedness must be paid in full before any payment may be made to any holders of subordinated debentures. Holders of subordinated debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of senior indebtedness until all senior indebtedness is paid in full.

The unsecured debt indenture does not limit the total amount of senior indebtedness that may be issued.

Certain Covenants if Subordinated Debentures Are Issued to the Capital Trust

If subordinated debt securities are issued to the capital trust or the trustee of the capital trust in connection with the issuance of trust preferred securities of the capital trust, Puget Sound Energy will covenant that it will not make the payments and distributions described below if

•	an event of default has occurred under the unsecured debt indenture;

•

an event occurs that Puget Sound Energy has actual knowledge of, which, with the giving of notice or the lapse of time, or both, would constitute an event of default under the unsecured debt indenture and which it has not taken reasonable steps to cure;

•	it is in default with respect to its payment obligations under the guarantees relating to the trust preferred securities; or

•	it has elected to defer payments of interest on the related subordinated debentures by extending the interest payment period and that deferral is continuing.

In these circumstances, Puget Sound Energy will not

•	declare or pay any dividends or distributions on, or redeem, purchase, or make a liquidation payment with respect to, any of Puget Sound Energy’s capital stock other than

•	dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock;

•	transactions relating to a shareholders’ rights plan;

•	payments under the preferred securities guarantee;

•

as a result of and only to the extent required in order to avoid the issuance of fractional shares of capital stock following a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock; and

•	the purchase of fractional share interests upon conversion or exchange of its capital stock or

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make any payment of principal, interest or any premium on, or repay or repurchase or redeem any debt securities (including guarantees) of Puget Sound Energy that rank equal with or junior to, the subordinated debentures.

In addition, if subordinated debt securities are issued in connection with the issuance of trust preferred securities of the capital trust, Puget Sound Energy will agree

•

to maintain, directly or indirectly, 100% ownership of the capital trust common securities, provided that certain successors permitted pursuant to the indenture may succeed to Puget Sound Energy’s ownership of the common securities;

•	not to voluntarily dissolve, wind up or liquidate the trust, except

•	in connection with a distribution of the subordinated debentures to the holders of the trust preferred securities in liquidation of the related capital trust or

•	in connection with specified mergers, consolidations or amalgamations permitted by the amended and restated trust agreement and

•

to use its reasonable efforts to cause the related capital trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Events of Default

The unsecured debt indenture provides that events of default regarding any series of unsecured debentures include the following events which shall have occurred and be continuing:

•	failure to pay required interest on the series of unsecured debentures for 30 days;

•	failure to pay when due principal on the series of unsecured debentures;

•	failure to make any required deposit or payment of any sinking fund or analogous payment on the series of unsecured debentures when due;

•	failure to perform, for 90 days after notice, any other covenant in the unsecured debt indenture applicable to the series of unsecured debentures;

•	certain events of bankruptcy or insolvency, whether voluntary or not; and

•

with respect to a series of unsecured subordinated debentures issued to a capital trust in connection with the issuance by the capital trust of trust preferred securities, the capital trust is voluntarily or involuntarily dissolved, wound up or terminated, except in connection with

•	the distribution of the subordinated debentures to the holders of the common securities and the trust preferred securities in liquidation of the capital trust;

•	the redemption of all outstanding common securities and trust preferred securities of the capital trust; and

•	mergers, consolidation or amalgamations permitted by the declaration of that capital trust.

If an event of default regarding unsecured debentures of any series should occur and be continuing, either the unsecured debenture trustee or the holders of at least 25% in total principal amount of outstanding unsecured debentures of such series may declare each unsecured debenture of that series immediately due and payable.

Holders of at least a majority in total principal amount of the outstanding unsecured debentures of any series will be entitled to control certain actions of the unsecured debenture trustee and to waive past defaults regarding such series. The trustee generally will not be required to take any action requested, ordered or directed by any of the holders of unsecured debentures, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

Before any holder of any series of unsecured debentures may institute action for any remedy, except payment on such holder’s unsecured debentures when due, the holders of not less than 25% in principal amount of the unsecured debentures of that series outstanding must request the unsecured debenture trustee to take action. Holders must also offer and give the unsecured debenture trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

Puget Sound Energy is required to annually furnish the unsecured debenture trustee a statement as to Puget Sound Energy’s compliance with all conditions and covenants under the unsecured debt indenture. The unsecured debenture trustee is required, within 90 days after the occurrence of a default with respect to a series of unsecured debentures, to give notice of all defaults affecting such series of unsecured debentures to each holder of such series of debentures. However, the unsecured debt indenture provides that the unsecured debenture trustee may withhold notice to the holders of the unsecured debentures of any series of any default affecting such series, except payment on holders’ unsecured debentures when due, if it considers withholding notice to be in the interests of the holders of the unsecured debentures of such series.

Consolidation, Merger or Sale of Assets

The unsecured debt indenture provides that Puget Sound Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the successor corporation assumes the obligations of Puget Sound Energy under the unsecured debentures and the unsecured debt indenture and is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

Modification of the Indenture

The unsecured debt indenture permits Puget Sound Energy and the unsecured debenture trustee to enter into supplemental indentures without the consent of the holders of the unsecured debentures to:

•	establish the form and terms of any series of securities under the unsecured debt indenture;

•	secure the debentures with property or assets;

•

evidence the succession of another corporation to Puget Sound Energy, and the assumption by the successor corporation of Puget Sound Energy’s obligations, covenants and agreements under the unsecured debt indenture;

•	add covenants of Puget Sound Energy for the benefit of the holders of the unsecured debentures;

•

cure any ambiguity or correct or supplement any provision in the indenture or any supplement to the indenture, provided that no such action adversely affects the interests of the holders of the unsecured debentures; and

•	evidence and provide for the acceptance of a successor trustee.

The unsecured debt indenture also permits Puget Sound Energy and the unsecured debenture trustee, with the consent of the holders of at least a majority in total principal amount of the unsecured debentures of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the unsecured debt indenture or modify in any manner the rights of the holders of the unsecured debentures of each such affected series. Puget Sound Energy and the trustee may not, without the consent of the holder of each unsecured debenture affected, enter into any supplemental indenture to

•	change the time of payment of the principal;

•	reduce the principal amount of such unsecured debentures;

•	reduce the rate or change the time of payment of interest on such unsecured debentures;

•	reduce any amount payable upon redemption of such unsecured debentures; or

•	impair the right to institute suit for the enforcement of any payment on any unsecured debentures when due.

In addition, no such modification may reduce the percentage in principal amount of the unsecured debentures of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the unsecured debt indenture.

Prior to the acceleration of the maturity of any unsecured debentures, the holders, voting as one class, of a majority in total principal amount of the unsecured debentures with respect to which a default or event of default has occurred and is continuing, may, on behalf of the holders of all such affected unsecured debentures, waive any past default or event of default and its consequences, except a default or event of default in the payment of the principal or interest or in respect of a covenant or provision of the applicable indenture or of any unsecured debenture that cannot be modified or amended without the consent of the holder of each unsecured debenture affected.

Defeasance, Covenant Defeasance and Discharge

The unsecured debt indenture provides that, at the option of Puget Sound Energy, Puget Sound Energy will be discharged from all obligations in respect of the unsecured debentures of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the unsecured debentures of such series, to replace stolen, lost or mutilated unsecured debentures of such series, to maintain paying agencies and to maintain the capital trust described below) if Puget Sound Energy in each case irrevocably deposits in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States that, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the unsecured debentures of such series on the stated maturities of such unsecured debentures in accordance with the terms thereof.

To exercise this option, Puget Sound Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the holders of the unsecured debentures of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Trust Preferred Securities

The capital trust may issue only one series of trust preferred securities. The terms of the trust preferred securities will include those stated in the amended and restated trust agreement of the capital trust. For a complete description of the trust preferred securities, please read the applicable prospectus supplement and the amended and restated trust agreement, a form of which is an exhibit to the registration statement of which this prospectus forms a part. The prospectus supplement relating to trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation and number of trust preferred securities to be offered, which will represent undivided beneficial interests in the assets of the capital trust;

•	the annual distribution rate and the dates or date upon which such distributions will be paid;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period;

•	the amount of any liquidation preference;

•	any repurchase or redemption provisions;

•	the terms for any conversion or exchange of the trust preferred securities into other securities;

•	any voting rights of the trust preferred securities in addition to those required by law;

•	the terms and conditions upon which the related subordinated debentures of Puget Sound Energy may be distributed to holders of trust preferred securities; and

•	any other relevant rights, powers, preferences, privileges, limitations or restrictions of the trust preferred securities.

All trust preferred securities offered hereby will be irrevocably guaranteed by Puget Energy, on a subordinated basis and to the extent set forth below under “Guarantee.” Any federal income tax considerations applicable to an offering of the trust preferred securities will be described in the related prospectus supplement. The total number of trust preferred securities that the capital trust will be authorized to issue will be set forth in the amended and restated trust agreement.

Effect of Obligations Under the Subordinated Debentures and the Guarantees

As will be set forth in the amended and restated trust agreement, the sole purpose of the capital trust is to issue the common securities and the trust preferred securities evidencing undivided beneficial interests in the assets of the capital trust and to invest the proceeds from the issuance and sale of those securities to acquire directly the subordinated debentures from Puget Sound Energy.

As long as payments of interest and other payments are made when due on the subordinated debentures, those payments will be sufficient to cover distributions and payments due on the common securities and the trust preferred securities because of the following factors:

•	the total principal amount of subordinated debentures will be equal to the sum of the total stated liquidation amount of the common securities and the trust preferred securities;

•

the interest rate, and the interest and other payment dates, on the subordinated debentures will match the distribution rate, and distribution and other payment dates, for the common securities and the trust preferred securities;

•

Puget Sound Energy will pay all, and the capital trust shall not be obligated to pay, directly or indirectly, any costs, expenses, debt and obligations of the capital trust (other than with respect to the common securities and the trust preferred securities); and

•

the amended and restated trust agreement will provide that the Puget Sound Energy trustees will not take or cause or permit the capital trust to, among other things, engage in any activity that is not consistent with the purposes of the capital trust.

Payments of distributions (to the extent funds for distributions are available) and other payments due on the trust preferred securities (to the extent funds for other payments are available) are guaranteed by Puget Energy as and to the extent discussed under “Guarantee” below. If Puget Sound Energy does not make interest payments on the subordinated debentures purchased by the capital trust, it is expected that the capital trust will not have sufficient funds to pay distributions on the trust preferred securities. The Puget Energy guarantee, which is for the purpose of ensuring that the capital trust performs its obligations to pay distributions on the trust preferred securities, does not apply to any payment of distributions unless and until the capital trust has sufficient funds for the payment of distributions and other payments on the trust preferred securities. The capital trust will have sufficient funds only if and to the extent that Puget Sound Energy has made a payment of interest or principal on the subordinated debentures held by the capital trust as its sole asset. The Puget Energy guarantee, when taken together with Puget Sound Energy’s obligations under the subordinated debentures and its obligations under the amended and restated trust agreement, including its obligations to pay costs, expenses, debts and liabilities of the capital trust (other than with respect to the common securities and the trust preferred securities), provides a full and unconditional guarantee of amounts on the trust preferred securities.

If Puget Sound Energy fails to make interest or other payments on the debt securities when due (taking account of any extension period), the amended and restated trust agreement will provide a mechanism whereby the holders of the trust preferred securities may direct the property trustee to enforce its rights under the subordinated debentures. If a property trustee fails to enforce its rights under the subordinated debentures, a holder of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Puget Sound Energy to enforce the property trustee’s rights under the subordinated debentures without first instituting any legal proceeding against a property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the amended and restated trust agreement, and such event is attributable to the failure of Puget Sound Energy to pay interest or principal on the subordinated debentures on the date the interest or principal was otherwise payable (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute legal proceedings directly against Puget Sound Energy to obtain payment. If Puget Energy fails to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights under the guarantee. Any holder of trust preferred securities may institute a legal proceeding directly against Puget Energy to enforce the guarantee trustee’s rights under the guarantee without first instituting a legal proceeding against the capital trust, the guarantee trustee or any other person or entity.

Guarantee

The following is a summary of information concerning the guarantee that will be executed and delivered by Puget Energy for the benefit of the holders of the trust preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Bank One Trust Company, N.A. The applicable prospectus supplement will identify the institution that will act as indenture trustee under the guarantee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the guarantee, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Puget Energy will irrevocably and unconditionally agree to pay in full, on a subordinated basis, to the extent set forth herein, the guarantee payments (as described below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set off or counterclaim that the capital trust may have or assert. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the capital trust, will be subject to a guarantee by Puget Energy

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the capital trust has funds on hand to make those distributions;

•	the redemption price with respect to any trust preferred securities called for redemption to the extent that the capital trust has funds on hand for the redemption; or

•

upon a voluntary or involuntary dissolution, winding up or liquidation of the capital trust (unless the subordinated debentures are distributed to holders of the trust preferred securities), the lesser of

•	the liquidation distribution, to the extent that the capital trust has funds on hand available for distribution at such time, and

•	the amount of assets of the capital trust remaining available for distribution to holders of the trust preferred securities.

Puget Energy’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Puget Sound Energy to the holders of the trust preferred securities or by causing the capital trust to pay the amounts to those holders.

The guarantee will be an irrevocable guarantee, on a subordinated basis, of the capital trust’s obligations under the trust preferred securities, but it will apply only to the extent that the capital trust has funds sufficient to make the relevant payments. The guarantee is not a guarantee of collection. If Puget Sound Energy does not make interest payments on the subordinated debentures held by the capital trust, the capital trust will not be able to pay distributions on the trust preferred securities and will not have funds legally available to make those distributions.

Puget Energy has, through the guarantee, the amended and restated trust agreement, and the subordinated debentures, taken together, fully, irrevocably and unconditionally guaranteed all the capital trust’s obligations under the trust preferred securities. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the capital trust’s obligations under the trust preferred securities.

Puget Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the capital trust with respect to the common securities to the same extent as the guarantee of the preferred securities, except that upon the occurrence and during the continuation of an event of default under the amended and restated trust agreement, the holders of trust preferred securities shall have priority over the holders of the common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Amendments and Assignment

Except with respect to any changes that do not affect the rights of holders of the trust preferred securities in a materially adverse way (in which case no vote will be required), the guarantee of the trust preferred securities may not be amended without the prior approval of the holders of not less than a majority in total liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the guarantee shall bind the successors, assigns, receivers, trustees and representatives of Puget Energy.

Termination of the Guarantee

Puget Energy’s guarantee of the trust preferred securities will terminate upon

•	full payment of the redemption price of the trust preferred securities;

•	full payment of the amounts payable upon liquidation of the capital trust; or

•	distribution of the subordinated debentures to the holders of the trust preferred securities in exchange for all the trust preferred securities.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Events of Default

An event of default under the guarantee of the trust preferred securities will occur upon the failure of Puget Energy to perform any of its payment or other obligations under the guarantee. The holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred on the guarantee trustee under the guarantee.

Any holder of the trust preferred securities may institute a legal proceeding directly against Puget Energy to enforce its rights under the guarantee without first instituting a legal proceeding against the capital trust, the guarantee trustee or any other person or entity. Puget Energy has waived any right or remedy to require that any action be brought only against the capital trust, or any other person or entity before proceeding directly against Puget Energy.

Status of the Guarantee

The guarantee of the trust preferred securities will constitute an unsecured obligation of Puget Energy and will rank

•	equal to or subordinate and junior in right of payment to all other liabilities of Puget Energy, as applicable;

•

equal with the most senior preferred stock now or hereafter issued by Puget Energy and with any guarantee now or hereafter entered into by Puget Energy in respect of any preferred or preference stock of any affiliate of Puget Energy; and

•	senior to Puget Energy’s common stock.

Preferred Stock

Puget Sound Energy may issue, from time to time, shares of preferred stock and Puget Energy will fully and unconditionally guarantee Puget Sound Energy’s obligations regarding such preferred stock.

PLAN OF DISTRIBUTION

Puget Sound Energy or the capital trust may sell the offered securities

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods.

The prospectus supplement with respect to any offered securities will set forth the terms of the related offering, including

•	the name or names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the offered securities and the proceeds to Puget Sound Energy and/or the capital trust from their sale;

•	any underwriting discounts and commissions and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agent;

•	any delayed delivery arrangements; and

•	any securities exchange on which the offered securities may be listed.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, they will acquire the offered securities for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are utilized in the sale of offered securities, Puget Sound Energy and/or the capital trust will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

The offered securities may be sold directly by Puget Sound Energy and/or the capital trust or through agents designated by Puget Sound Energy and/or the capital trust from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

The offered securities may be sold directly by Puget Sound Energy and/or the capital trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of these sales will be described in the related prospectus supplement.

Delayed Delivery Contracts

If indicated in the prospectus supplement, Puget Sound Energy and/or the capital trust may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from Puget Sound Energy and/or the capital trust at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Agents, dealers and underwriters may be entitled under agreements with Puget Sound Energy and/or the capital trust to indemnification by Puget Sound Energy and/or the capital trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of liabilities under the Securities Act. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Puget Sound Energy and/or the capital trust in the ordinary course of business.

The offered securities may or may not be listed on a national securities exchange. You should read the applicable prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the offered securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Section 6 of Puget Energy and Puget Sound Energy’s bylaws provides for indemnification of directors and officers to the maximum extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article X of Puget Sound Energy’s restated articles of incorporation, as amended, contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to Puget Energy, Puget Sound Energy and their shareholders.

Officers and directors of Puget Energy and Puget Sound Energy are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

The underwriting agreements, which are filed as exhibits to the registration statement of which this prospectus is a part, contain provisions whereby the underwriters agree to indemnify Puget Energy and Puget Sound Energy, their directors and certain officers and other persons, and are incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL OPINIONS

Opinions as to the legality of certain of the offered securities will be rendered for Puget Sound Energy by Perkins Coie LLP, Seattle, Washington. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the capital trust by, special Delaware counsel to the capital trust, which will be named in the applicable prospectus supplement. Certain United States federal income taxation matters may be passed upon for Puget Sound Energy and the capital trust by either Perkins Coie LLP, tax counsel for Puget Sound Energy, or by special tax counsel to Puget Sound Energy and the capital trust, who will be named in the related prospectus supplement. Certain legal matters with respect to offered securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Puget Sound Energy’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$250,000,000

Series A Enhanced Junior Subordinated Notes due 2067

PROSPECTUS SUPPLEMENT

May 30, 2007

LEHMAN BROTHERS

JPMORGAN

MORGAN STANLEY

BNY CAPITAL MARKETS, INC. CITI UBS INVESTMENT BANK WACHOVIA SECURITIES